Exhibit 10.7

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

CHALKER ENERGY PARTNERS III, LLC

AND THE LISTED PARTICIPATING OWNERS

AS SELLERS

AND

JONES ENERGY HOLDINGS, LLC

AS BUYER

TEXAS PANHANDLE ASSET SALE

DATED NOVEMBER 28, 2012

1.	SALE AND PURCHASE OF THE ASSETS		1

	1.1	Acquired Assets	1
	1.2	Excluded Assets	3
	1.3	Assumed Liabilities; Retained Liabilities	4
	1.4.	Revenues and Expenses	5

2.	PURCHASE PRICE		6

	2.1	Purchase Price	6
	2.2	Earnest Money	6
	2.3	Adjustments to the Base Purchase Price	6
	2.4	Allocation	9
	2.5	Section 1031 Like Kind Exchange	9

3.	CLOSING		10

	3.1	Closing	10
	3.2	Delivery by Seller	10
	3.3	Delivery by Buyer	11
	3.4	Further Cooperation	11

4.	ACCOUNTING ADJUSTMENTS		12

	4.1	Closing Adjustments	12
	4.2	Strapping and Gauging	12
	4.3	Post-Closing Adjustments	12
	4.4	Suspended Funds	14
	4.5	Audit Adjustments	14
	4.6	Asset Tax Refunds	14
	4.7	Cooperation	14

5.	DUE DILIGENCE; TITLE MATTERS		14

	5.1	General Access	14
	5.2	Seller’s Title	15
	5.3	Good and Marketable Title	15
	5.4	Defect Letters	18
	5.5	Effect of Title Defect	19
	5.6	Possible Upward Adjustment	22

6.	ENVIRONMENTAL ASSESSMENT		22

	6.1	Physical Condition of the Assets	22
	6.2	Inspection and Testing	23
	6.3	Notice of Adverse Environmental Conditions	24
	6.4	Rights and Remedies for Adverse Environmental Conditions	25
	6.5	Remediation	26

i

7.	REPRESENTATIONS AND WARRANTIES OF SELLER		28

	7.1	Seller’s Representations and Warranties	28
	7.2	Scope of Representations of Seller	33

8.	REPRESENTATIONS AND WARRANTIES OF BUYER		34

9.	CERTAIN AGREEMENTS OF SELLER		35

	9.1	Maintenance of Assets	35
	9.2	Consents	36
	9.3	Records and Contracts	36
	9.4	Preferential Rights	37
	9.5	Financial Statements	37

10.	CERTAIN AGREEMENTS OF BUYER		38

	10.1	Plugging Obligation	38
	10.2	Plugging Bond	38
	10.3	Seller’s Logos	38

11.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER		38

	11.1	No Litigation	38
	11.2	Representations and Warranties	39
	11.3	Outstanding Preferential Rights and Consents	39
	11.4	Transfer of Operatorship	39
	11.5	Raptor Amendment	39

12.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER		39

	12.1	No Litigation	39
	12.2	Representations and Warranties	39

13.	TERMINATION		39

	13.1	Causes of Termination	39
	13.2	Effect of Termination	40
	13.3	Buyer’s Hedges	40

14.	INDEMNIFICATION		41

	14.1	INDEMNIFICATION BY SELLER	41
	14.2	INDEMNIFICATION BY BUYER	42
	14.3	PHYSICAL INSPECTION	43
	14.4	Notification	43
	14.5	Escrow Claims	44

15.	MISCELLANEOUS		45

	15.1	Casualty Loss	45

15.2	Confidentiality	46
15.3	Competition	46
15.4	Notice	46
15.5	Press Releases and Public Announcements	48
15.6	Personnel	48
15.7	Compliance with Express Negligence Test	48
15.8	Governing Law	48
15.9	Exhibits	50
15.10	Fees, Expenses, Taxes and Recording	50
15.11	Assignment	50
15.12	Entire Agreement	51
15.13	Severability	51
15.14	Captions	51
15.15	Counterpart Execution	51
15.16	Waiver of Certain Damages	51
15.17	Amendments and Waivers	51
15.18	Chalker As Agent	51
15.19	Right to Set Off	52

Exhibits:
A	List of Participating Owners
A-1(a)-A-1(f)	Interests of Sellers Sold under this Agreement
1.1(A)-1	Leases
1.1(A)-2	Wells and Allocations
1.1(E)	Fee Mineral Tracts
1.2(H)	Other Excluded Assets
2.2	Escrow Agreement
3.2(A)	Form of Assignment
3.2(B)	Amendment to Development Agreement
3.2(C)	Certification of Non-Foreign Status
3.2(D)	Transition Procedures Agreement
7.1(D)	AFE’s
7.1(F)	Litigation
7.1(I)	Imbalances
7.1(J)	Preferential Rights
7.1(K)	Consents
7.1(O)	Hydrocarbon Sales Contracts
7.1(P)	Material Contracts
7.1(S)	Royalty Payments
7.1(X)	Drilling Obligations
7.1(Y)	Suspense Funds
9.1(D)	Maintenance of Assets Agreements
11.5	Amendment to Participation Agreement
13.3	Buyer’s Hedges

INDEX OF DEFINED TERMS

DEFINED TERM	SECTION
Adverse Environmental Condition	6.3
Agreement	Preamble
Allocated Value/Allocated Values	2.4
Asset Tax	2.3(A)(ii)
Assets	1.1
Assumed Liabilities	1.3
Auditor	9.5
Base Purchase Price	2.1
Buyer	Preamble
Buyer Group	14.1
Buyer’s Response	5.4(D)(ii)
Casualty	15.1(A)
Casualty Loss	15.1(B)
Closing	3.1
Closing Adjustment Statement	4.1
Closing Date	3.1
Confidential Information	15.1(A)
Contracts	1.1(C)
Defect Fund	3.3(B)
Defect Threshold	5.4(A)
Earnest Money	2.2
Effective Time	1.4
Environmental Consultant	6.4(D)
Environmental Defect Notice	6.3
Environmental Defect Value	6.3
Environmental Laws	6.2(C)
Escrow Account	2.2
Escrow Agent	2.2

Escrow Agreement	2.2
Escrow Fund	2.2
Excluded Assets	1.2
Fundamental Rep	14.1(D)(i)
Good and Marketable Title	5.3
Indemnity Escrow Fund	3.3(B)
Individual Title Benefit Threshold	5.6
Individual Title Defect Threshold	5.4(A)
Lands	1.1(A)
Leases	1.1(A)
Litigation	7.1(F)
Loss/Losses	14.1(A)
Material Contracts	7.1(P)
Net Revenue Interest	5.3(A)(i)
NORM	6.1
Occurrence	6.5(G)
Oil and Gas	1.1(B)
Party/Parties	Preamble
Permitted Encumbrances	5.3(B)(ii)
Post-Closing Adjustment Statement	4.3(A)
Preferential Rights	7.1(J)
Purchase Price	2.3
Qualified Intermediary	2.5
Raptor	11.5
Real and Personal Property Taxes	2.3(A)(ii)
Records	1.1(I)
Remediate and Remediation	6.4(C)
Retained Liabilities	1.3
SEC	9.5
Sellers	Preamble

v

Sellers Group	6.2(B)
Sellers’ Response	5.4(D)(i)
Statement of Revenues and Expenses	9.5
Survival Period	14.1(D)(i)
Tax	4.6
Threshold Amount	14.1(D)(iv)
Title Benefit	5.6
Title Consultant	5.4(D)(iii)
Title Defect	5.4(A)
Title Defect Value	5.5(B)
Undeveloped Acreage	5.3(A)
Units	1.1(A)
Wells	1.1(A)
Working Interest	5.3(A)(ii)

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is entered into this 28th day of November, 2012, by and between CHALKER ENERGY PARTNERS III, LLC, a Texas limited liability company (“Chalker”), and the other Participating Owners listed on Exhibit A, attached hereto and made a part hereof (collectively, “Sellers”) and JONES ENERGY HOLDINGS, LLC, a Delaware limited liability company (“Buyer”).  Buyer and Sellers are collectively referred to herein as the “Parties” and sometimes individually referred to as a “Party.”

RECITALS:

A.                                    Sellers desire to sell to Buyer certain oil, gas and mineral properties and other assets on the terms and conditions set forth in this Agreement.

B.                                    Buyer desires to purchase from Sellers such assets on the terms and conditions set forth in this Agreement.

WITNESSETH:

In consideration of the mutual agreements contained in this Agreement, Buyer and Sellers agree as follows:

1.                                      SALE AND PURCHASE OF THE ASSETS.

1.1                               Acquired Assets.  Subject to the terms and conditions of this Agreement, each Seller agrees to sell, convey and deliver to Buyer and Buyer agrees to purchase and acquire from each Seller, at the Closing, such Seller’s right, title, interest and estate (of any kind or character, whether legal or beneficial) as set forth on Exhibits A-1(a)-A-1(f) attached hereto in and to the following (collectively, the “Assets”):

(A)                               (i) The oil, gas and mineral leases described or referred to in Exhibit 1.1(A)-1 (collectively, “Leases”) including without limitation, but subject to the Excluded Assets, carried interests, royalty interests, overriding royalty interests, production payments, subleases, reversionary interests and net profits interests; (ii) the lands covered by the Leases or the lands pooled, unitized, communitized or consolidated therewith (the “Lands”);  (iii) any and all wells located on the Lands, including those wells described in Exhibit 1.1(A)-2 (the “Wells”);  (iv) all easements, rights of way, and other rights, privileges, benefits and powers with respect to the use and occupation of the surface of, and the subsurface depths under, the Lands, and all tenements, hereditaments and appurtenances belonging thereto or to the Leases; (v) all presently existing unitization, pooling and/or communitization agreements, declarations or designations and statutorily, judicially or administratively created drilling, spacing and/or production units, whether recorded or unrecorded, which relate to the

Leases, and all of the Sellers’ interests in and to the properties covered or units created thereby which are attributable to the Leases (the “Units”), regardless of whether such unit or pool production comes from wells located within or without the Leases.

(B)                               All of the oil and gas and associated hydrocarbons in and under or otherwise attributable to the Leases, the Lands and the Units or produced from the Wells (“Oil and Gas”) from and after the Effective Time;

(C)                               To the extent assignable and applicable to the Leases, Lands, Wells or Units, servitudes, gas purchase and sale contracts (including interests and rights, if any, with respect to any prepayments, take-or-pay, buydown and buyout agreements) to the extent that the same pertain or relate to periods after the Effective Time, as herein defined, crude oil or other liquid hydrocarbon purchase and sale agreements, farmin agreements, farmout agreements, bottom hole agreements, acreage contribution agreements, operating agreements, unit agreements, processing agreements, options, leases of equipment or facilities, joint venture agreements, pooling agreements, transportation agreements, rights-of-way and all other contracts, agreements and rights, to which any Seller is a party or in which any Seller has an interest and are appurtenant to the Leases, Lands, Wells or Units (collectively, the “Contracts”); provided, however, that any currently existing operating agreements affecting only lands covered by the Assets and the only parties to which are Sellers, shall be terminated at Closing.

(D)                               All of the real, personal and mixed property and facilities located in or on the Leases, Lands or Units directly used in the operation thereof which are owned by any Seller, in whole or in part, including, without limitation, well equipment; casing; tanks; crude oil, natural gas, condensate or products in storage severed after the Effective Time; tubing; compressors; pumps; motors; fixtures; machinery and other equipment; pipelines; gathering lines; gas systems (for gathering, treating and compression); compressors; field processing equipment; inventory and all other improvements used in the operation thereof (specifically including all geophysical and seismic records, data and information owned by any Seller, subject to restrictions contained in agreements with third parties covering such records and data);

(E)                                The lands and/or mineral interests described on Exhibit 1.1(E) owned by any Seller in fee (the “Fee Mineral Tracts”);

(F)                                 To the extent assignable, all governmental permits, licenses and authorizations, as well as any applications for the same, related to the Leases, Lands, Wells or Units or the use thereof;

(G)                               All rights and benefits arising from or in connection with any gas production, pipeline, storage, processing or other imbalance attributable to Oil and Gas produced from the Wells or Units as of the Effective Time;

(H)                              All other rights and interests in, to or under or derived from the Leases, Lands, Wells or Units or directly used or held for use in connection therewith; and

(I)                                   All of Sellers’ files, records and data relating to the items described in subsections (A), (B), (C), (D), (E), (F) (G) and (H) above, including, without limitation, division orders, title records (including title curative documents); surveys, maps and drawings; contracts; correspondence; geological records and information; production records, electric logs, core data, pressure data, decline curves, graphical production curves and all related matters and construction documents (except (i) to the extent the transfer, delivery or copying of such records may be restricted by contract with a third party; (ii) documents and instruments of a Seller that may be protected by the attorney-client privilege (excluding title opinions, abstracts of title, Leases and Contracts); and (iii) all accounting and Tax files, books, records, tax returns and tax work papers related to the preceding clauses (i) and (ii)) (collectively, the “Records”).

1.2                               Excluded Assets.  Specifically excepted and reserved from this transaction are the following, hereinafter referred to as “Excluded Assets”:

(A)                               Sellers’ corporate records, financial and Tax records wholly unrelated to the Assets, reserve estimates and reports, economic analyses, computer programs and applications, pricing forecasts, legal files, legal opinions, attorney-client communications, and attorney work product (except abstracts of title, title opinions, certificates of title, title curative documents, Leases and Contracts, which shall be furnished to Buyer), and all other records and documents subject to confidentiality provisions, or other restrictions on access or transfer; provided, however, that each Seller will, upon Buyer’s request and at no cost or expense to each Seller, request waivers of such restrictions;

(B)                               All rights and claims arising, occurring, or existing in favor of Sellers prior to the Effective Time, including, but not limited to, any and all contract rights, claims, penalties, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments, personal or corporate injury, property damages, royalty and other rights and claims of any nature in favor of Sellers relating to any time period prior to the Effective Time;

(C)                               All of Sellers’ insurance contracts and rights, titles, claims and interests of Sellers related to the Assets for all periods prior to the Effective Time (i)

under any policy or agreement of insurance or indemnity, (ii) under any bond or letter of credit or other security device, or (iii) to any insurance or condemnation proceeds or awards, together with all amounts due or payable to Sellers as adjustments to insurance premiums related to the Assets for all periods prior to the Effective Time;

(D)                               Claims of Sellers for any refund of or loss carry forwards with respect to (i) production, windfall profit, severance, ad valorem or any other Taxes attributable to the Assets for any period prior to the Effective Time, and (ii) income, occupational or franchise taxes;

(E)                                All monies, proceeds, benefits, receipts, credits, income or revenues (and any security or other deposits made) attributable to the Assets or the ownership or operation thereof prior to the Effective Time, including, without limitation, amounts recoverable from audits under operating agreements and any overpayments of royalties to the extent attributable to the period prior to the Effective Time; and

(F)                                 All rights, obligations, benefits, awards, judgments, settlements, if any, applicable to any litigation pending in which any Seller is a named claimant or plaintiff or holds beneficial rights or interests, to the extent related to periods prior to the Effective Time;

(G)                               All hedges relating to the Assets; and

(H)                              Any other assets or items identified on Exhibit 1.2(H).

1.3                               Assumed Liabilities; Retained Liabilities.  On the Closing Date, except as otherwise provided in this Agreement, Buyer shall assume and agree to timely and fully pay, perform and otherwise discharge, without recourse to Sellers or their affiliates, all of the liabilities and obligations of Sellers and their affiliates, successors, assigns or representatives, direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, which relate, directly or indirectly to the Assets (other than the Excluded Assets), which arise or are related to periods of time or are to be performed on or after the Effective Time (collectively, the “Assumed Liabilities”), provided, however, Buyer does not assume any obligations or liabilities of Seller to the extent they are:

(i)                                     attributable to or arise out of ownership, use or operation of the Excluded Assets, or any assets excluded from the Assets pursuant to the terms hereof;

(ii)                                  attributable to or arise out of the actions, suits or proceedings set forth in Exhibit 7.1(F);

(iii)                               attributable to royalty, overriding royalty and other burdens on production of hydrocarbons from the Assets attributable to periods before the Effective Time, and for shut-in payments payable before the Effective Time (provided further that Sellers shall be responsible for the proper disbursement of such payments prior to the Closing to the extent of any damages in excess of royalty obligations owing as a result of improper disbursements);

(iv)                              attributable to royalty, overriding royalty and other burdens on the production of hydrocarbons from the Assets held in suspense by Seller as of Closing, or any interest accrued in any escrow account for any such suspended amount, to the extent that such obligations or liabilities exceed the amount actually transferred by Sellers to Buyer pursuant to Section 4.4;

(v)                                 any liability of any Seller attributable to (i) any federal, state or local income or franchise Tax of any Seller or (ii) any other Tax that was or is attributable to such Seller’s ownership or operation of the Assets for any taxable period (or portion thereof) before the Effective Time (determined by apportioning Taxes between the period before or after the Effective Time (a) consistently with the method described in Section 2.3(A)(ii) for Real and Personal Property Taxes and (b) on an interim closing of the books method in the case of all other Taxes);

(vi)                              Operating and capital expenses for which Seller is responsible under Section 1.4;

(vii)                           attributable to any hedge contracts;

(viii)                        attributable to the duties of any Seller as operator of any Asset (as distinguished from the duties of Sellers as a joint tenant or joint interest owner in such Asset);

(ix)                              any claim arising out of or otherwise relating to any personal injury, illness or death occurring prior to the Closing;

(x)                                 any Remediation obligation of Sellers pursuant to Section 6.5; or

(xi)                              attributable to obligations with respect to the period prior to Closing and payable to any affiliate of a Seller, other than for goods and services furnished in the ordinary course of business;

the liabilities of Seller described in the foregoing clauses (i) - (xi) are referred to herein as the (“Retained Liabilities”).

1.4                               Revenues and Expenses.  Subject to the provisions of this Agreement, Sellers shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall remain responsible for all operating and capital expenses (in each case) attributable to the Assets for the period of time prior to 7:00 a.m. at the location of the Assets, on September 1, 2012 (the “Effective Time”).

2.                                      PURCHASE PRICE.

2.1                               Purchase Price.  The purchase price for the Assets is Two Hundred Fifty Million Dollars ($250,000,000.00) (the “Base Purchase Price”), subject to the adjustments provided for herein.

2.2                               Earnest Money.  In connection with this Agreement, Buyer has tendered concurrently with the execution of this Agreement Twelve Million Five Hundred Thousand Dollars ($12,500,000.00) (“Earnest Money”) to Wells Fargo Bank, N.A. (the “Escrow Agent”) acting pursuant to the terms of an Escrow Agreement dated the date of this Agreement in substantially the same form as Exhibit 2.2 (the “Escrow Agreement”) for deposit in the escrow account (the “Escrow Account”) established pursuant to the Escrow Agreement by wire transfer of immediately available funds.  Said sum is considered and recognized by Buyer and Sellers as a deposit on the above stated Purchase Price and as earnest money for Buyer’s performance hereunder.  In the event at Closing, conditions of Buyer in Section 11 have been satisfied, and Buyer fails or refuses to close other than for Sellers’ default, Sellers shall be entitled to the Earnest Money as liquidated damages.  The parties hereby agree that the Earnest Money is not a penalty; rather, it is a reasonable sum in light of the anticipated or actual harm which Sellers would incur by Buyer’s default hereunder, and that the actual injury caused to Sellers by Buyer’s unexcused failure to purchase the Assets would be most difficult or impossible to ascertain.  In addition, Sellers may, at Sellers’ sole option, be entitled to specific performance of this Agreement.  In the event that Sellers pursue their right to seek the specific performance of Buyer to purchase the Assets, then such Earnest Money shall be credited toward the Purchase Price payable by Buyer for such Assets upon such specific performance.  In the event this Agreement is terminated for reasons other than Buyer’s default, the Earnest Money shall be returned to Buyer.

2.3                               Adjustments to the Base Purchase Price.  At Closing, appropriate adjustments to the Base Purchase Price shall be made on an accrual basis as follows, in accordance with Sections 4, 5 and 6, and the following, provided such adjustments shall be made so as to not have duplicative effect (as adjusted, the “Purchase Price”):

(A)                               The Base Purchase Price shall be adjusted upward by:

(i)                                     an amount equal to the proceeds derived from the sale of Oil and Gas in storage or above the applicable pipeline connection produced prior to the Effective Time, net of severance taxes, royalties and similar burdens paid by Buyer, actually received by

Buyer and directly attributable to the Wells, attributable to Sellers pursuant to Section 4.2;

(ii)                                  Asset Taxes paid by Sellers which relate to periods (or portions thereof) beginning on or after the Effective Time and ending on or before the Closing Date, other than such Taxes which either (i) are taken into account in the computations under Section 2.3(B)(ii), or (ii) are assumed and paid by Buyer.  For purposes of this Agreement, “Asset Tax” shall mean any Tax in the nature of a severance, sales and use or ad valorem Tax which is attributable to any Asset; all ad valorem Taxes, real property Taxes and personal property Taxes for the year in which the Effective Time occurs (“Real and Personal Property Taxes”) shall be apportioned as of the Effective Time between Sellers and Buyer. Sellers shall be liable for the portion of such Real and Personal Property Taxes based upon the number of days in the year occurring prior to the Effective Time, and Buyer shall be liable for the portion of such Taxes based upon the number of days in the year occurring on and after the Effective Time.  For any year in which an apportionment is required, Buyer shall file all reports and returns required to be filed after the Closing Date.  Sellers shall pay to Buyer, at the time of Buyer’s remittance, Sellers’ share of such Taxes to the extent such amounts were not credited to Buyer in calculating adjustments to the Purchase Price pursuant to Section 2.3;

(iii)                               an amount equal to the costs, expenses and other expenditures (net to Sellers’ interest) paid by Sellers in accordance with this Agreement that are attributable to the Assets for the period from the Effective Time to the Closing Date;

(iv)                              the fixed monthly overhead rate, if any, prorated if necessary, for each active producing Well, as provided in the applicable operating agreement, incurred by Sellers for wells operated by the Sellers while operating the Assets from and after the Effective Time.  If Sellers owns a 100% working interest or if no operating agreement applies, the fixed monthly rate per active producing Well shall be Seven Hundred Fifty Dollars ($750); and

(v)                                 any other amount agreed upon in writing by Sellers and Buyer.

(B)                               The Base Purchase Price shall be adjusted downward by:

(i)                                     an amount equal to the amount of proceeds derived from the sale of Oil and Gas, net of royalties and severance taxes paid by Sellers, actually received by Sellers and directly attributable to the Wells which are attributable to the period of time from and after the

Effective Time, provided that to the extent the actual amounts cannot be determined prior to the agreement of Buyer and Sellers with respect to the Closing Adjustment Statement, a reasonable estimate of such proceeds shall be used;

(ii)                                  Asset Taxes that arise in or are attributable to periods (or portions thereof) prior to the Effective Time, other than any such Asset Taxes which either (a) are taken into account in the compilations under Sections 2.3(A)(ii), or (b) are assumed and paid (or if paid by Buyer, reimbursed to Buyer) by Sellers;

(iii)                               an amount equal to all expenditures, liabilities and costs (whether capitalized or expensed) relating to the Assets (other than Taxes related to the Assets) that are unpaid as of the Closing Date and assessed for or attributable to periods of time prior to the Effective Time regardless of how such expenditures, liabilities and costs are calculated, provided that to the extent the actual amounts cannot be determined prior to the agreement of Buyer and Sellers with respect to the Closing Adjustment Statement, a reasonable estimate of such expenditures, liabilities and costs shall be used (and to such extent Buyer shall assume the liability and responsibility for payment therefor);

(iv)                              the amount, if any, by which the aggregate gross expenditures for the drilling of the Laubhan 526 #2H-C, the Waters Ranch 289 #1H-C, the McQuiddy 17 #1H-C and the Peery 331 #1H-C wells (determined through the release of the drilling rig therefor, it being understood that Sellers will not complete these Wells) exceeds Ten Million Dollars ($10,000,000);

(v)                                 all amounts related to Title Defects as determined pursuant to Section 5.5, Adverse Environmental Conditions as determined pursuant to Section 6.4, Preferential Rights as determined pursuant to Section 9.4 and Casualty Losses as determined pursuant to Section 15.1; and

(vi)                              any other amount agreed upon in writing by Sellers and Buyer.

(C)                               Sellers shall have the right to collect any receivable, refund or other amounts associated with periods prior to the Effective Time.  To the extent that Buyer collects any such receivable, refund or other amounts, then Buyer shall promptly remit any such amounts to Sellers.  Buyer shall have the right to collect any receivable, refund or other amounts attributable to periods after the Effective Time.  To the extent that Sellers collect any such receivable, refund or other amount associated with periods after the

Effective Time, then Sellers shall promptly remit any such amounts to Buyer.

(D)                               Provided, however, that the Assets do not include Sellers’ hedges, and the Purchase Price shall not be adjusted upward or downward as a result of such hedges.

2.4                               Allocation.

(A)                               The Base Purchase Price shall be allocated to the Assets as set forth in Exhibit 1.1(A)-2.  Sellers and Buyer covenant and agree that the values allocated to various portions of the Assets, which are set forth on Exhibit 1.1(A)-2 (singularly with respect to each item, the “Allocated Value” and collectively, the “Allocated Values”), shall be binding on Sellers and Buyer and shall be used for the purposes of adjusting the Base Purchase Price pursuant to Sections 5.5 (relating to Title Defects), 5.6 (relating to Title Benefits), 6.4 (relating to Adverse Environmental Conditions), 9.4 (relating to Preferential Rights) and 15.1 (relating to Casualty Losses).

(B)                               Buyer and Sellers agree that the Base Purchase Price shall be allocated among the Assets, in accordance with the principles of Section 1060 of the Internal Revenue Code and the Treasury Regulations thereunder and reasonably consistent with the allocations in Section 2.4(A), as set forth on a schedule to be prepared by Buyer and delivered to Sellers on or prior to thirty (30) days after Post-Closing Adjustment Statement has become final and binding on the Parties and to which the Parties shall mutually agree.  Buyer and Sellers shall cooperate to comply with all substantive and procedural requirements of Section 1060 and the Treasury Regulations thereunder, including, without limitation, the filing by Buyer and Sellers of IRS Form 8594 with their federal income tax returns for the taxable year in which Closing occurs.  Buyer and Sellers agree that each will not take for income tax purposes, or permit any affiliate to take, any position inconsistent with the allocation of the Purchase Price under this Section 2.4(B).

2.5                               Section 1031 Like Kind Exchange.  Without any liability or increased costs to Sellers, Buyer shall have the right at any time prior to completion of all the transactions that are to occur at Closing to assign all or a portion of its rights under this Agreement to a “Qualified Intermediary” (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code.  Likewise, without any liability or increased costs to Buyer, Sellers shall have the right at any time prior to completion of all the transactions that are to occur at Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary for the same purpose.  If Sellers assign all or any of its rights under this Agreement for this purpose, Buyer agrees to (a) consent to Sellers’ assignment of their rights in this Agreement, which assignment shall be in a form reasonably acceptable to Buyer, and (b) pay the Purchase Price (or a designated portion thereof as specified by Sellers) into a qualified escrow or qualified trust account at Closing as directed in writing.  If Buyer assigns all or any of its rights under this Agreement for this purpose, Sellers agree to (i) consent to Buyer’s assignment of its rights in this Agreement, which assignment shall be in a form reasonably acceptable to Sellers, (ii) accept the Purchase Price from the qualified escrow or qualified trust account at Closing, and (iii) at Closing, convey and assign directly to Buyer the interests (or any portion thereof) as directed by Buyer.  Sellers and Buyer acknowledge and agree that any assignment of this Agreement  (or any rights hereunder) to a Qualified Intermediary shall not release any Party from any of its respective liabilities and obligations hereunder, and that neither Party represents to the other that any particular tax treatment will be given to either as a result thereof.

3.                                      CLOSING.

3.1                               Closing.  Subject to any termination pursuant to Section 13, the sale and purchase of the Assets (“Closing”) shall be held on December 31, 2012 or such earlier date as may be mutually agreed by Buyer and Chalker (the “Closing Date”).  The Closing will take place at the offices of Chalker’s legal counsel or such other place as designated by mutual agreement of the Parties.

3.2                               Delivery by Sellers.  At Closing, Sellers shall execute and deliver or cause to be executed and delivered, to Buyer:

(A)                               One or more Assignments and Bills of Sale, substantially in the form attached hereto as Exhibit 3.2(A), effecting the sale, transfer, conveyance and assignment of the Assets;

(B)                               An Amendment to the Development Agreement dated December 1, 2009, affecting the Assets, in form attached hereto as Exhibit 3.2(B);

(C)                               Certifications of Non-Foreign Status substantially in the form attached hereto as Exhibit 3.2(C);

(D)                               A Transition Procedures Agreement substantially in the form attached hereto as Exhibit 3.2(D);

(E)                                Change of operator forms in form and substance satisfactory to the Buyer for each of the Wells and Units for which the Sellers or their affiliates act as operator evidencing a transfer to the Buyer or the Buyer’s designee of operations on all such Wells and Units;

(F)                                 Transfer orders or letters in lieu in form and substance satisfactory to the Buyer for each purchaser of production with respect to each of the Wells and Units;

(G)                               Such releases, termination statements, ratifications, consents, elections and waivers from any party who owns or claims any right, title or interest in and to any of the Assets as might be reasonably requested by the Buyer; and

(H)                              Such additional documents customary in similar transactions as might be reasonably requested by the Buyer to consummate this Agreement.

3.3                               Delivery by Buyer.  At Closing, Buyer shall deliver to Sellers or Sellers’ designee:

(A)                               the Purchase Price set forth in the Closing Adjustment Statement, net of the Escrow Fund, by wire transfer in immediately available funds to an account designated by Chalker or, if written instructions are provided for payment to individual Seller(s) not later than three (3) days prior to Closing, to that individual Seller or those individual Sellers by wire transfer in immediately available funds to accounts designated by such individual Seller(s) at Closing; that portion of the Purchase Price represented by the Earnest Money shall be paid by wire transfer of immediately available funds by the Escrow Agent from the Escrow Account to the account or accounts designated by Chalker, or, if any Sellers instruct Chalker in writing as to their proportionate share, to one or more accounts as instructed by Sellers; and

(B)                               to the Escrow Agent, for deposit in the Escrow Account, an amount equal to the sum of (i) Six Million Dollars ($6,000,000) (the “Indemnity Escrow Fund”) and (ii) the aggregate Title Defect Value with respect to all Assets that have incurred title defects that Sellers have elected to attempt to cure under Section 5.5(A)(iii) (the “Defect Fund”, and collectively the “Escrow Fund”). The Indemnity Escrow Fund shall be applied solely to satisfy claims for indemnification pursuant to Section 14.5, and the Defect Fund shall be applied solely to satisfy Purchase Price refunds pursuant to Section 5.5(A)(iii), subject to the terms and limitations therein.  Subject to the foregoing, the Escrow Fund shall be held, invested and disbursed as specified in and pursuant to the terms and conditions of the Escrow Agreement and in accordance with the terms and conditions of Sections 5.5(A)(iii) and 14.5.

3.4                               Further Cooperation.  At the Closing and thereafter as may be necessary, Sellers and Buyer shall execute and deliver such other instruments and documents and take such other actions as may be reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement.  Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax returns related to the Assets and any audit, litigation or other proceeding with respect to Taxes related to the Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

4.                                      ACCOUNTING ADJUSTMENTS.

4.1                               Closing Adjustments.  With respect to matters that can be determined as of the Closing, Sellers shall prepare, in accordance with the provisions of Section 2 and this Section 4, a statement (the “Closing Adjustment Statement”) with relevant supporting information setting forth each adjustment to the Base Purchase Price submitted by Sellers.  Sellers shall submit the Closing Adjustment Statement to Buyer, together with all records or data supporting the calculation of amounts presented on the Closing Adjustment Statement, no later than five (5) days prior to the scheduled Closing Date.  Prior to the Closing, Buyer and Sellers shall review the adjustments proposed by Sellers in the Closing Adjustment Statement.  Agreed upon adjustments shall be taken into account in computing any adjustments to be made to the Base Purchase Price at the Closing.  When available, actual figures will be used for the adjustments at Closing.  To the extent actual figures are not available, estimates shall be used subject to final adjustments as described in Section 4.3 below.

4.2                               Strapping and Gauging.  Sellers have caused the Oil and Gas in the storage facilities located on, or utilized in connection with, the Leases to be measured, gauged or strapped as of the Effective Time.  Sellers have caused the production meter charts (or if such do not exist, the sales meter charts) on the pipelines transporting Oil and Gas from the Leases to be read as of such time.  The Oil and Gas in such storage facilities above the pipeline connection or through the meters on the pipelines prior to the Effective Time shall belong to Sellers, and the Oil and Gas placed in such storage facilities from and after the Effective Time and production upstream of the aforesaid meters shall belong to Buyer and become part of the Assets.

4.3                               Post-Closing Adjustments.

(A)                               A post-closing adjustment statement (the “Post-Closing Adjustment Statement”) based on the actual income and expenses shall be prepared and delivered by Sellers to Buyer within ninety (90) days after the Closing, proposing further adjustments to the calculation of the Purchase Price based on the information then available.  The Post-Closing Adjustment Statement will include adjustments for the matters set forth in this Agreement and in addition will include: (i) an upward or downward adjustment, as applicable, for the net mcf amount of the aggregate wellhead gas imbalance attributable to the Wells as of the Effective Time multiplied by Four Dollars and No Cents ($4.00) per mmbtu (upward for an aggregate underage and downward for an aggregate overage); and (ii) an upward or downward adjustment for the total pipeline or throughput obligations as of the Effective Time and, subject to the terms and provisions of the applicable agreements, multiplied by the price actually received per mcf or mmbtu (downward for under deliveries and upward for over deliveries).  Sellers or Buyer, as the case may be, shall be given access to and shall be entitled to review and audit the other Party’s records pertaining to the computation of amounts claimed in such Post-Closing Adjustment Statement.

(B)                               Within thirty (30) days after receipt of the Post-Closing Adjustment Statement, Buyer shall deliver to Sellers a written statement describing in reasonable detail its objections (if any) to any amounts or items set forth on or omitted from the Post-Closing Adjustment Statement.  If Buyer does not raise objections within such period, then the Post-Closing Adjustment Statement shall become final and binding upon the Parties at the end of such period.

(C)                               If Buyer raises objections, the Parties shall negotiate in good faith to resolve any such objections.  If the Parties are unable to resolve any disputed item within thirty (30) days after Sellers’ receipt of Buyer’s written objections to the Post-Closing Adjustment Statement, any such disputed item shall be submitted to an independent accounting firm mutually agreeable to the Parties who shall be instructed to resolve such disputed item within thirty (30) days.  The resolution of disputes by the accounting firm so selected shall be set forth in writing and shall be conclusive, binding and non-appealable upon the Parties and the Post-Closing Adjustment Statement shall become final and binding upon the Parties on the date of such resolution.  The fees and expenses of such accounting firm shall be paid one-half by Buyer and one-half by Sellers.

(D)                               After the Post-Closing Adjustment Statement has become final and binding on the Parties, Sellers or Buyer, as the case may be, shall pay to the other such sums as are due to settle accounts between the Parties due to differences between the estimated Purchase Price paid pursuant to the Closing Adjustment Statement and the actual Purchase Price set forth on the Post-Closing Adjustment Statement, which payments shall be made within ten (10) days after the date the Post-Closing Adjustment Statement has become final and binding on the Parties.

(E)                                For the avoidance of doubt, the final and binding nature of the Post Closing Adjustment Statement shall not affect the indemnity obligations of the Parties pursuant to Sections 14.1 and 14.2.

4.4                               Suspended Funds.  Sellers shall transfer to Buyer all of those suspended proceeds at Closing.  BUYER SHALL BE RESPONSIBLE FOR PROPER DISTRIBUTION OF ALL THE SUSPENDED PROCEEDS, TO THE EXTENT TURNED OVER TO IT BY SELLERS, TO THE PARTIES LAWFULLY ENTITLED TO THEM AND ANY CLAIMS RELATED THERETO.  BUYER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLERS FROM AND AGAINST ANY AND ALL LOSSES AS DEFINED BELOW ARISING OUT OF OR RELATING TO THOSE SUSPENDED PROCEEDS ACTUALLY PAID OVER TO BUYER.

4.5                               Audit Adjustments.  Sellers shall retain all rights to adjustments resulting from any operating agreement and other claims asserted against third party operators on transactions occurring prior to the Effective Time (which includes Buyer, if applicable).  Any credit received by Buyer pertaining to such a claim shall be paid to Sellers within thirty (30) days after receipt.

4.6                               Asset Tax Refunds.  Refunds of Asset Taxes paid or payable with respect to or attributable to the Assets shall be promptly paid as follows (or to the extent payable but not paid due to offset against other Taxes shall be promptly paid by the Party receiving the benefit of the offset as follows) (determined by apportioning Taxes between the period before or after the Effective Time (a) consistently with the method described in Section 2.3(A)(ii) for Real and Personal Property Taxes and (b) on an interim closing of the books method in the case of all other Taxes): (i) to Sellers if attributable to Asset Taxes with respect to any Asset Tax year or portion thereof ending on or before the Effective Time; and (ii) to Buyer if attributable to Taxes with respect to any Asset Tax year or portion thereof beginning from and after the Effective Time.  “Tax” means any tax (including any income tax, capital gains tax, value-added tax, sales and use tax, franchise tax, payroll tax, withholding tax, property tax, payroll tax, occupation tax, license tax, gross receipts tax, fuel tax, or severance or production tax), levy, assessment, tariff, duty (including any customs duty), deficiency, franchise fee or payment, or other fee or payment imposed, assessed or collected by or under the authority of any governmental body, including any taxes of any other taxpayer for which a person or entity is liable as transferee, successor, by contract or otherwise, and any related charge or amount (including any fine, penalty, interest or addition to tax).

4.7                               Cooperation.  Each Party covenants and agrees to promptly inform the other with respect to amounts owing under Sections 4.3, 4.5 and 4.6 hereof.

5.                                      DUE DILIGENCE; TITLE MATTERS.

5.1                               General Access.  Prior to Closing, Sellers shall:

(A)                               Give Buyer and its representatives, employees, consultants, independent contractors, attorneys and other advisors reasonable access to the Leases

(to the extent same are Seller operated or controlled, and for those Leases not operated or controlled by Sellers, Sellers agree to use reasonable efforts to afford access to Buyer to such Leases) and other Assets, and all pertinent records, information, and data in Sellers’ possession related to the Assets, during regular office hours for any and all inspections and investigations, subject to such restrictions on disclosure as may exist under confidentiality agreements or other agreements binding on Sellers.

(B)                               Furnish to Buyer all other information with respect to the Assets as Buyer may from time to time reasonably request, unless Sellers are prohibited therefrom by any agreement, contract, obligation or duty by which it is bound or by the necessity of any third party approval; provided that, if requested by Buyer, Sellers shall use reasonable efforts to obtain the waiver of any such prohibition or the granting of any such approval.

5.2                               Sellers’ Title.  Sellers shall warrant and defend the Assets unto Buyer against every person lawfully claiming the Assets or any part thereof, by, through or under Sellers, but not otherwise.  However, except for such limited warranty of title and the representations and warranties set forth in this Agreement and Assignment and Bill of Sale all of Sellers’ interests in the Assets are to be sold AS IS AND WHERE IS AND WITHOUT WARRANTY OF MERCHANTABILITY, CONDITION OR FITNESS FOR A PARTICULAR PURPOSE, EITHER EXPRESS OR IMPLIED.

5.3                               Good and Marketable Title.  As used herein the term “good and marketable title” shall mean:

(A)                               As to each of the Wells, Units or the Undeveloped Acreage which record title, or contractual rights to earn, of Sellers:

(i)                                     entitles Sellers to receive from each Well, Unit or the Undeveloped Acreage not less than the interests shown in Exhibit 1.1(A)-2 as the “Net Revenue Interest” of all Oil and Gas produced, saved and marketed from each Well, Unit or the Undeveloped Acreage; and

(ii)                                  obligates Sellers to bear a percentage of the costs and expenses relating to the maintenance and development of, and operations relating to, each Well, Unit or the Undeveloped Acreage not greater than the “Working Interest” shown in Exhibits 1.1(A)-2 (without a proportionate increase in the Net Revenue Interest).

As used herein, “Undeveloped Acreage” means the leasehold or mineral fee interest to the extent it covers the lands (as to the depths specified on Exhibit 1.2(A)-2) included within the geographic area identified as Undeveloped Acreage on Exhibit 1.1(A)-2.

(B)                               That title of Sellers to the Assets:

(i)                                     at Closing, is free and clear of mortgages, liens, burdens and other encumbrances  (except for Permitted Encumbrances as defined in subsection (ii) below) and with respect to real property interests to be transferred to Buyer, real property interests are of record in the relevant counties or parishes;

(ii)                                  as used herein the term “Permitted Encumbrances” shall mean any one (1) or more of the following described below or created or described in documents described below:

(1)                                 The terms and conditions of the Leases, including without limitation lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and similar burdens, if the net cumulative effect of the burdens does not operate to reduce the interest of Sellers with respect to all Oil and Gas produced from any Well, Unit or the Undeveloped Acreage below the Net Revenue Interest for such Well, Unit or Undeveloped Acreage set forth in Exhibit 1.1(A)-2 or increase the Working Interest with respect to such Well, Unit or Undeveloped Acreage;

(2)                                 The division orders and sales contracts terminable without penalty upon no more than ninety (90) days notice to the purchaser;

(3)                                 Preferential Rights and required third party consents to assignment and similar agreements with respect to which waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting any such right has expired without an exercise of the right;

(4)                                 Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business;

(5)                                 All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance;

(6)                                 Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations that do not interfere with the oil and gas operations to be conducted on any Well, Unit or the Undeveloped Acreage or the economical operation of any Asset;

(7)                                 All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of governmental authority;

(8)                                 All operating agreements, unit agreements, unit operating agreements, pooling agreements and pooling designations and other agreements affecting the Assets that are of record in Sellers’ chain of title or are reflected or referenced in Sellers’ files to the extent such agreements do not reduce the interest of Sellers with respect to all Oil and Gas produced from any Well, Unit or the Undeveloped Acreage below the Net Revenue Interest set forth in Exhibit 1.1(A)-2 for such Well, Unit or Undeveloped Acreage, and/or do not increase the portion of the costs and expenses relating to any Well, Unit or the Undeveloped Acreage that Sellers are obligated to pay above the Working Interest set forth in Exhibit 1.1(A)-2 for such Well, Unit or Undeveloped Acreage (without a proportionate increase in Net Revenue Interest);

(9)                                 All other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Assets that individually or in the aggregate are not such as to interfere with the operation, value or use of any of the Assets, do not prevent Buyer from receiving the proceeds of production from any of the Wells, Units or the Undeveloped Acreage, do not reduce the interest of Sellers with respect to all Oil and Gas produced from any Well, Unit or the Undeveloped Acreage below the Net Revenue Interest set forth in Exhibit 1.1(A)-2 for such Well, Unit or Undeveloped Acreage, and/or do not increase the portion of the costs and expenses relating to any Well, Unit or the Undeveloped Acreage that Sellers are obligated to pay above the Working Interest set forth in Exhibit 1.1(A)-2 for such Well, Unit or Undeveloped Acreage (without a proportionate increase in Net Revenue Interest); Title Defects Buyer may have expressly waived in writing, any Title Defects for which an adjustment to the Base Purchase Price is made pursuant to Section 5.5, or any

Title Defects for which the applicable Asset is not transferred pursuant to this Agreement due to the election of Sellers not to cure a Title Defect and not transfer such Asset pursuant to Section 5.5 or which are otherwise deemed to have become Permitted Encumbrances under this Agreement;

(10)                          Any Adverse Environmental Conditions waived by Buyer pursuant to Section 6.3;

(11)                          Sellers’ ownership of rights in and to the Cleveland formation (or its stratigraphic equivalent as found between the depths of 8,435’ and 8,874 on the Schlumberger Compensated Neutron — Formation Density Log in the Enron Oil and Gas operated, Cleveland #1-107 Well (API# 42-295-31806) located in  Section 107, Block 43, H&TC Survey Lipscomb County Texas) within Section 103, Block 43, H&TC RR Co Survey, Lipscomb County, Texas,  that are based on or relate to Buyer’s potential ownership of any rights to the Cleveland formation derived from Buyer’s operated Jones Energy Cleveland 103-3H well;

(12)                          Regulatory issues with the Texas Railroad Commission or other administrative agency regarding the spacing or density of Wells located in Section 83, Block 13, H&TC RR Co Survey, Ochiltree County, Texas.

5.4                               Defect Letters.

(A)                               Buyer may from time to time and no later than seven (7) days prior to Closing notify Chalker in writing of any liens, contracts, obligations, encumbrances, defects of title which would cause title to all or part of the Assets not to be good and marketable as defined in Section 5.3 hereof or which would cause a breach of a representation or warranty of Sellers (“Title Defect”), provided that no Title Defect shall be deemed to exist unless (i) the Title Defect Value thereof exceeds Seventy-Five Thousand Dollars ($75,000.00) (the “Individual Title Defect Threshold”) (provided, that with regard to a particular Asset, a series of common defects in or failures to Sellers’ Title may be aggregated in respect of determining whether the Individual Title Defect Threshold has been exceeded); and, (ii) the aggregate Title Defect Values plus the aggregate Environmental Defect Values less Title Benefits exceed Five Million Dollars ($5,000,000) (the “Defect Threshold”), but in the event that the sum of all Title Defect Values and all Environmental Defect Values less all Title Benefits exceeds the Defect Threshold, then any adjustments to the Purchase Price or other remedies for Title Defects provided by Seller shall include all Title Defect Values that exceed the Individual Title Defect Threshold.  In order to provide Sellers a reasonable opportunity to cure any Title Defects prior to Closing, Buyer shall use reasonable efforts to provide the notice as soon as reasonably possible after becoming aware of or making its determination of the Title Defect.

(B)                               In the notice, Buyer must describe with reasonable detail each alleged Title Defect it has discovered, include Buyer’s reasonable estimate of the Title Defect Value attributable to each, and include all data and information in Buyer’s possession or control bearing thereon.

(C)                               Buyer shall be deemed to have conclusively waived all Title Defects not disclosed to Sellers in a notice as provided in Section 5.4(A) herein.

(D)                               Upon timely delivery of a notice by Buyer:

(i)                                     on or before three (3) days prior to Closing, Chalker shall notify Buyer whether Sellers agree with Buyer’s claimed Title Defects and/or the proposed Title Defect Values therefor (“Sellers’ Response”) or provide Buyer with curative information or documents satisfactory to Buyer that the asserted Title Defect is cured.  If Sellers do not agree with any claimed Title Defect and/or the proposed Title Defect Value therefor, then the Parties shall enter into good faith negotiations and shall attempt to agree on such matters;

(ii)                                  for any Title Defect which Sellers allege to have cured, one (1) day prior to Closing after Sellers’ notice of its cure of a Title Defect, Buyer shall notify Chalker if Buyer disagrees with Sellers’ proposed cure of a Title Defect (“Buyer’s Response”).  If Buyer does not agree with any such cure, then the Parties shall enter into good faith negotiations and shall attempt to agree on such matters.

5.5                               Effect of Title Defect.

(A)                               Subject to Section 5.4 and Section 5.5(C) herein, for those Title Defects not cured by Closing, Sellers may, at their sole discretion:

(i)                                     adjust the Base Purchase Price in the amount of the Title Defect Value of the Asset to which such Title Defect relates and proceed to Closing on all of the Assets; or

(ii)                                  proceed with Closing on those Assets not affected by the valid Title Defects and such Assets to which a Title Defect relates but for which Sellers have elected to proceed to Closing with an adjustment of the Base Purchase Price in the amount of the Title Defect Value of such Assets and retain the affected Assets and reduce the Base Purchase Price by the Allocated Value of the affected Assets; or

(iii)                               with respect to any Asset affected by a valid Title Defect which Sellers elect to attempt a cure after Closing, proceed with Closing on those Assets without adjustment to the Base Purchase Price and for a period of up to one hundred twenty (120) days after Closing Sellers shall have the right to attempt to cure such Title Defect;  if the Title Defect is not fully cured or the Title Defect is not waived by Buyer within such time period, Sellers shall refund to Buyer out of the Defect Fund the uncured Title Defect Value pertaining to such Asset, not to exceed the Allocated Value of such Asset.  Any amounts remaining in the Defect Fund shall be returned to Sellers following the cure or waiver by Buyer of all Title Defects which Sellers have elected to cure.

The Parties recognize that the existence of a Title Defect or a Title Defect Value may not be agreed to by the Parties or determined by the Title Consultant by the Closing, and that for purposes of this Section 5.5(A), the existence of any disputed Title Defect or the amount of any disputed Title Defect Value shall be as determined by Buyer, subject to adjustment if the Parties otherwise agree or the Title Consultant otherwise determines in respect thereto.

(B)                               The diminution in value of an Asset attributable to a Title Defect (the “Title Defect Value”) notified in a notice shall be determined by the following:

(i)                                     if the Title Defect asserted is that the actual Net Revenue Interest attributable to any Well, Unit or Undeveloped Acreage is less than that stated in the applicable Exhibit, then the Title Defect Value is the product of the Allocated Value attributed to such Asset, multiplied by a fraction, the numerator of which is the difference between the Net Revenue Interest set forth in the applicable Exhibit and the actual Net Revenue Interest, and the denominator of which is the Net Revenue Interest stated in the applicable Exhibit; or

(ii)                                  if the Title Defect represents an encumbrance upon the affected Asset (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest), the amount of the Title Defect Value is to be determined by taking into account the Allocated Value of the Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Asset, and the Title Defect Values placed upon the Title Defect by Buyer and Sellers.

Notwithstanding the above, in no event shall the total of the Title Defect Values related to a particular Asset exceed the Allocated Value of such Asset.

(C)                               Title Consultant.

(i)                                     If the Parties cannot reach agreement concerning the existence of a Title Defect, Sellers’ proposed cure of a Title Defect, or a Title Defect Value by Closing, and to the extent that Sellers do not elect to proceed under Section 5.5(A) above, upon either Party’s request, the Parties shall mutually agree on and employ an attorney experienced in title examination in the state where the Assets are located (“Title Consultant”) to resolve all points of disagreement relating to Title Defects and Title Defect Values.

(ii)                                  The cost of any such Title Consultant shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Buyer.  Each Party shall present a written statement of its position on the Title Defect and/or Title Defect Value in question to the Title Consultant within three (3) days after the Title Consultant is selected, and the Title Consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within seven (7) days of receipt of such position statements.  The determination by the Title Consultant shall be conclusive and binding on the Parties, and shall be enforceable against any Party in any court of competent jurisdiction.  If necessary, the Closing Date shall be deferred and the Base Purchase Price adjusted downward by the corresponding Allocated Values only as to those Assets affected by any unresolved disputes regarding the existence of a Title Defect and/or the Title Defect Value until the Title Consultant has made a determination of the disputed issues with respect thereto and all subsequent dates and required activities with respect to any such Assets having reference to the Closing Date shall be correspondingly deferred; provided, however, that, unless Sellers and Buyer mutually agree to the contrary, the Closing Date shall not be deferred in any event beyond December 31, 2012.

(iii)                               If at any time any Title Consultant so chosen fails or refuses to perform hereunder, a new Title Consultant shall be chosen by the Parties.

Title Benefits.  Should Sellers determine that the ownership of any Well entitles Sellers to a larger Net Revenue Interest or a smaller Working Interest than that set forth on Exhibit 1.1(A)-2, so that Sellers’ ownership in the Well is greater than that contemplated by this transaction, then Sellers shall notify Buyer of such increase no later than seven (7) days prior to the Closing Date describing in such notice with reasonable detail each alleged increase it has discovered, Sellers’ reasonable estimate of the value attributable to each, and including all data and information in Sellers’ possession or control bearing thereon (a “Title Benefit”), provided that in no event shall an increase be treated as a Title Benefit under this Agreement unless the increase in Allocated Value directly attributable thereto exceeds Seventy-Five Thousand Dollars ($75,000.00) (the “Individual Title Benefit Threshold”). To the extent that there are both Title Benefits and Title Defects they shall be netted prior to determining whether the Defect Threshold as been reached.  The amount of such adjustment shall be determined in the same manner as provided in Section 5.5 (B)(i).  Title Benefits finally determined in accordance with this Agreement may be used exclusively to offset Title Defect Values.  For the avoidance of doubt, the Parties agree that under no circumstances will the Purchase Price be increased in respect of any Title Benefits that exceed the aggregate amount of all Title Defect Values.  Sellers shall be deemed to have conclusively waived any Title Benefit of which the Sellers fails to notify Buyer in writing in the manner described above.

6.                                      ENVIRONMENTAL ASSESSMENT.

6.1                               Physical Condition of the Assets.  The Assets have been used for oil and gas drilling and production operations and possibly for the storage and disposal of waste materials or hazardous substances related to standard oil field operations.  Physical changes in or under the Assets or adjacent lands may have occurred as a result of such uses.  The Assets also may contain buried pipelines and other equipment, whether or not of a similar nature, the locations of which may not now be known by Sellers or be readily apparent by a physical inspection of the Assets.  In addition, Buyer acknowledges that some oil field production equipment located on the Assets may contain asbestos and/or naturally occurring radioactive material (“NORM”).  In this regard, Buyer expressly understands that NORM may affix or attach itself to inside of wells, materials and equipment as scale or in other forms, and that wells, materials and equipment located on the Assets described herein may contain NORM and that NORM-containing materials may be buried or have been otherwise disposed of on the Assets.  Buyer also expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Assets where they may be found, and that Buyer assumes all liability when such activities are performed.  Buyer understands that Sellers do not have the requisite information with which to determine the exact nature or condition of the Assets nor the effect any prior use has had on the physical condition of the Assets.  Pursuant to the Safe Water Drinking and Toxic Enforcement Act of 1986, Buyer is hereby notified and assumes the risk that detectable amounts of chemicals known to cause cancer, birth defects and other reproductive harm may be found in, on or around the Assets.  Buyer shall assume the risk that the Assets may contain waste or contaminants and those adverse physical conditions, including the presence of waste or contaminants, may not have been revealed by Buyer’s investigation.  Except as expressly set forth in this Agreement, all responsibility and liability of Sellers attributable to the period prior to Closing related to disposal, spills, waste or contamination on or below the Assets shall be transferred from Sellers to Buyer.

6.2                               Inspection and Testing.

(A)                               Prior to Closing, Buyer shall have the right, at its sole cost and risk, to conduct a physical inspection of the Assets, including a Phase I environmental assessment of the Assets; provided that Sellers shall have the right to review and approve any plan to conduct such an environmental assessment, with such approval not to be unreasonably withheld, delayed or conditioned by Sellers.  Any data obtained shall be provided to Sellers as part of the Environmental Defect Notice, including copies of any final reports prepared by Buyer’s environmental consultant.  Sellers and Buyer shall keep all information strictly confidential whether or not Closing occurs, except as may be required pursuant to any Environmental Laws.

(B)                               Buyer waives and releases all claims against Sellers, their parents and subsidiary companies, and each of their respective directors, officers, employees, agents and other representatives and their successors and assigns (collectively, the “Sellers Group”), for injury to or death of persons, or damage to property, arising in any way from the exercise of rights granted to Buyer hereby or the activities of Buyer or its employees, agents or contractors on the Assets.  BUYER SHALL INDEMNIFY THE SELLERS GROUP AGAINST AND HOLD EACH AND ALL OF SAID INDEMNITEES HARMLESS FROM ANY AND ALL LOSSES WHATSOEVER ARISING OUT OF (I) ANY AND ALL STATUTORY OR COMMON LAW LIENS OR OTHER ENCUMBRANCES FOR LABOR OR MATERIALS FURNISHED IN CONNECTION WITH SUCH TESTS, SAMPLINGS, STUDIES OR SURVEYS AS BUYER MAY CONDUCT WITH RESPECT TO THE ASSETS; AND (II) ANY INJURY TO OR DEATH OF PERSONS OR DAMAGE TO PROPERTY OCCURRING IN, ON OR ABOUT THE ASSETS AS A RESULT OF SUCH EXERCISE OR ACTIVITIES.

(C)                               “Environmental Laws” means all applicable local, state, and federal laws, rules, regulations, and orders regulating or otherwise pertaining to:  (i) the use, generation, migration, storage, removal, treatment, remedy, discharge, release, transportation, disposal, or cleanup of pollutants, contamination, hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants; (ii) surface waters, ground waters, ambient air and any other environmental medium on or off any Lease; or (iii) the environment or health and safety-related matters; including the following as from time to time amended: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Toxic Substance Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, the Occupational and Health Act, and all regulations promulgated pursuant thereto.

6.3                               Notice of Adverse Environmental Conditions.  No later than seven (7) days prior to Closing, Buyer shall notify Sellers in writing of any Adverse Environmental Condition with respect to the Assets discovered by Buyer.  Such notice shall describe in reasonable detail the Adverse Environmental Condition and include the estimated Environmental Defect Value attributable thereto (the “Environmental Defect Notice”).  Buyer shall not send such a notice to Sellers unless (i) the Environmental Defect Value exceeds Seventy-Five Thousand Dollars ($75,000.00) in each individual case; and (ii) the aggregate Environmental Defect Values of all Adverse Environmental Conditions and the aggregate Title Defect Values less Title Benefits exceed the Defect Threshold.  The “Environmental Defect Value” attributable to any Adverse Environmental Condition shall be the estimated amount (net to Sellers’ interest) of all reasonable costs and claims associated with the Remediation of the Adverse Environmental Conditions, as reasonably determined and estimated by Buyer.  The term “Adverse Environmental Condition” means (i) the failure of the Assets to be in compliance with any applicable Environmental Laws; (ii) the Assets being subject to any agreements, consent orders, decrees or judgments currently in existence based on any environmental conditions or Environmental Laws that negatively and materially impact the future use of any portion of the Assets or that require any material change in the present conditions of any of the Assets; or (iii) the Assets being subject to any material uncured remediation or liability obligation under, uncured notices of violations of, or material non-compliance with, any applicable Environmental Laws.  Buyer also shall be deemed to have conclusively waived all Adverse Environmental Conditions not disclosed to Sellers before seven (7) days prior to Closing.  Buyer waives any remedy against Sellers for Adverse Environmental Conditions if the sum of the aggregate Environmental Defect Values and the aggregate Title Defect Values less the aggregate Title Benefits do not exceed the Defect Threshold; provided, however, if such sum exceeds the Defect Threshold, Buyer shall be entitled to recover all amounts to which it is entitled in respect of any Adverse Environmental Conditions as provided for in Section 6.4.

6.4                               Rights and Remedies for Adverse Environmental Conditions.

(A)                               With respect to any Adverse Environmental Conditions affecting one or more of the Assets which exceed the Defect Threshold, Sellers and Buyer may on an Asset by Asset basis mutually agree to either (i) Remediate the Adverse Environmental Conditions, but Sellers shall have no obligation to do so, and proceed to Closing with no adjustment of the Base Purchase Price; (ii) proceed to Closing and adjust the Base Purchase Price in an amount equal to the applicable Environmental Defect Value; or (iii) retain the affected Asset and reduce the Base Purchase Price by the Allocated Value of the affected Asset.  In the event Buyer and Sellers fail to mutually agree with respect to an affected Asset, they shall be deemed to have elected clause (iii).

(B)                               Buyer waives any Adverse Environmental Condition for which Buyer has received an adjustment to the Base Purchase Price in accordance with Section 6.4(A).

(C)                               The term “Remediate” and “Remediation” means, with respect to any valid Adverse Environmental Condition, the undertaking and completion of those actions and activities necessary to remediate such Adverse Environmental Condition to the degree sufficient that such Adverse Environmental Condition no longer constitutes an Adverse Environmental Condition as defined above or to a degree sufficient to obtain agency approval that no further action is necessary based on the application of applicable remediation standards, implementation of institutional controls, or other legally acceptable mechanisms that allow for cleanup to a lesser standard.

(D)                               If Sellers and Buyer are unable to agree on the amount of the Environmental Defect Value within three (3) days after Sellers’ receipt of the Environmental Defect Notice, any proposed Remediation of an Adverse Environmental Condition by Sellers or that an Adverse Environmental Condition exists, has been Remediated or is required to be Remediated, or on the cost that would have been incurred by Sellers to complete Remediation of an Adverse Environmental Condition but for an Occurrence then the dispute will be submitted to a mutually acceptable environmental consulting company (the “Environmental Consultant”) whose determination shall be final and binding upon the Parties.  Sellers and Buyer shall each bear their respective costs and expenses incurred in connection with any such dispute, and one-half (1/2) of the fees, costs and expenses charged by the Environmental Consultant.  Each Party shall present a written statement of its position on the Adverse Environmental Condition and/or the Environmental Defect Value in question to the Environmental Consultant within five (5) days after the Environmental Consultant is selected, and the Environmental Consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten (10) days of receipt of such position statements.  If necessary, the Closing Date shall be deferred only as to those Assets affected by any unresolved disputes regarding the existence of an Adverse Environmental Condition and/or the Environmental Defect Value until the Environmental Consultant has made a determination of the disputed issues with respect thereto and all subsequent dates and required activities with respect to any such Assets having reference to the Closing Date shall be correspondingly deferred; provided, however, that, unless Sellers and Buyer mutually agree to the contrary, the Closing Date shall not be deferred in any event for more than forty five (45) days beyond the scheduled Closing Date in Section 3.1.  All Assets as to which no such dispute(s) exist shall be conveyed to Buyer along with the remaining Assets subject to the terms of this Agreement at Closing.  Once the Environmental Consultant’s determination has been expressed to both Parties, if applicable, Sellers shall have five (5) days in which to advise Buyer in writing which of the options available to Sellers under Section 6.4 Sellers elect regarding each of the Assets as to which the Environmental Consultant has made a determination.

6.5                               Remediation.  If Sellers and Buyer agree to have Sellers Remediate an Adverse Environmental Condition or Sellers are required by a governmental or regulatory agency to Remediate an Adverse Environmental Condition, the following will govern the Remediation:

(A)                               Sellers shall be responsible for all negotiations and contacts with federal, state, and local agencies and authorities with regard to the Adverse Environmental Condition or Remediation but shall keep Buyer informed of the status of the Adverse Environmental Condition and the Remediation, shall provide Buyer with copies of all final reports and material written communications relating to the Adverse Environmental Condition or the Remediation, and shall afford Buyer the right to attend material in person and telephone meetings with agencies and authorities concerning the Adverse Environmental Condition or the Remediation.  Buyer may not make any independent contacts with any agency, authority, or other third party with respect to the Adverse Environmental Condition or Remediation and shall keep all information regarding the Adverse Environmental Condition and Remediation confidential, except in each instance to the extent required by applicable law.

(B)                               Sellers shall Remediate the Adverse Environmental Condition to the level agreed upon by Sellers and Buyer (or failing such agreement to the level determined by the Environmental Consultant), but in no event shall Sellers be required to Remediate the Adverse Environmental Condition beyond the level required by the Environmental Laws in effect at the Effective Time.

(C)                               Buyer shall grant and warrant access and entry to the Assets after Closing to Sellers and third parties conducting assessments or Remediation, to the extent and as long as necessary to conduct and complete the assessment or Remediation work, to remove equipment and facilities, and to perform any other activities reasonably necessary in connection with assessment or Remediation.

(D)                               Buyer shall use reasonable efforts not to interfere with Sellers’ ingress and egress or assessment or Remediation activities.  Sellers shall make reasonable efforts to perform the work so as to minimize disruption to Buyer’s business activities and shall coordinate access to the Assets with Buyer and shall comply and cause its consultants and contractor to comply with Buyer’s written safety and security standards that are provided to Sellers.

(E)                                Sellers shall continue Remediation of the Adverse Environmental Condition until the first of the following occurs:

(i)            the appropriate governmental authorities provide notice to Sellers or Buyer that no further Remediation of the Adverse Environmental Condition is required; or

(ii)           the Adverse Environmental Condition has been Remediated to the level required by the Environmental Laws or as agreed in writing by all Parties.

Upon the occurrence of either (i) or (ii) above, Sellers shall notify Buyer that Remediation of the Adverse Environmental Condition is complete and provide a copy of the notification described in (i) above, if applicable.  Upon delivery of said valid notice, Sellers shall be released from all liability and have no further obligations under any provisions of this Agreement in connection with such Adverse Environmental Condition.

(F)                                 Until Sellers complete Remediation of an Adverse Environmental Condition, Sellers and Buyer shall each notify the other of any pending or threatened claim, action, or proceeding by any authority or private party that relates to or would affect the environmental condition, the assessment, or the Remediation of the Assets affected by such Adverse Environmental Condition.

(G)                               After delivery of possession of the Assets (or Closing, whichever occurs first) and before Sellers have completed Remediation of an Adverse Environmental Condition, if a leak, spill, or discharge of any material or substance occurs on the affected Assets (“Occurrence”), Buyer shall promptly notify Sellers and act promptly to minimize the effects of the Occurrence.  If there is an Occurrence that is not caused by Sellers, and Sellers and Buyer jointly determine that it will affect the area where

Sellers are conducting Remediation or assessment, Sellers and Buyer will agree to the cost that would have been incurred by Sellers to complete the Remediation but for the Occurrence.  As consideration for such payment, Buyer shall accept the environmental condition of the affected Assets as they exist on the date of the payment, assume full responsibility for conducting Remediation of the affected Assets in accordance with this Agreement, and agree to release, not to sue, indemnify, hold harmless, and defend Sellers as to claims and liabilities arising from the Occurrence.  If Sellers cause the Occurrence, Sellers agree to continue the Remediation and broaden its scope as necessary to encompass the Occurrence and will assume responsibility for Remediation of the affected Assets in accordance with the terms of this Agreement.

(H)                              If Sellers undertake Remediation as to any Assets in which Sellers’ ownership was less than one hundred percent (100%), Buyer shall bill the other working interest owners for their share of the Remediation expenses if and to the extent permitted under applicable agreements.  Buyer shall refund to Sellers any amounts received by Buyer from any of the other working interest owners.

7.                                      REPRESENTATIONS AND WARRANTIES OF SELLERS.

7.1                               Sellers’ Representations and Warranties.  Subject to the disclosures set forth in the Exhibits referred to in this Section 7, Sellers, severally but not jointly, represent and warrant as to the Assets as follows:

(A)                               Status.  With respect to each Seller that is an entity, such Seller is duly organized, validly existing, and in good standing under the laws of the state of its formation and is qualified to conduct business in each state in which the Assets are located.  With respect to each Seller that is an individual, such Seller is an individual with a legal domicile in the United States.

(B)                               Authority.  Sellers own the Assets and have the requisite power and authority to enter into this Agreement, to carry out the transactions contemplated hereby, to transfer the Assets in the manner contemplated by this Agreement, and to undertake all of the obligations of Sellers set forth in this Agreement.

(C)                               Validity of Obligations; No Conflicts.  This Agreement and any documents or instruments delivered by Sellers at the Closing shall constitute legal, valid and binding obligations of Sellers, enforceable in accordance with their terms.  The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by Sellers at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate and company action (as applicable) on the part of Sellers.  The execution, delivery and performance of this Agreement by Sellers, and the consummation of the transactions contemplated by this Agreement shall not (i) violate any provision of the governing documents or instruments of Sellers, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which any Seller is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to a Seller as a party in interest, or (iv) violate any laws applicable to any Seller.

(D)                               AFE’s.  Except as set forth in Exhibit 7.1(D), there are no material outstanding calls or payments under authorities for expenditures for payments relating to the Assets which exceed (i) individually, One Hundred Fifty Thousand Dollars ($150,000.00) (net to Sellers’ interest) or (ii) in the aggregate, One Million Dollars ($1,000,000) (net to Sellers’ interest), in each case which are due or which Sellers have committed to make which have not been made.

(E)                                Contractual Restrictions.  Sellers have not entered into any contracts for or received prepayments under or pursuant to take-or-pay arrangements, buydowns, buyouts or similar agreements for Oil and Gas, or storage of the same relating to the Assets which Buyer shall be obligated to honor and make deliveries of Oil and Gas or pay refunds of amounts previously paid under such contracts or arrangements.

(F)                                 Litigation.  Except as disclosed on Exhibit 7.1(F) (the “Litigation”), to the knowledge of Sellers there is no suit or action pending, arising out of, or with respect to the ownership, operation or environmental condition of the Assets.

(G)                               Permits.  With respect to Assets for which Sellers are the operator, and to Sellers’ knowledge with respect to Assets operated by third parties, Sellers or such third parties, as applicable,  have acquired all material permits, licenses, approvals and consents from appropriate governmental bodies, authorities and agencies to conduct operations on the Assets, which are in full force and effect, and the ownership and operation of the Assets is in compliance with all such permits, licenses, approvals and consents in all material respects.  To Sellers’ knowledge, the Assets are in compliance with applicable laws, rules, regulations, ordinances and orders.

(H)                              Brokers’ Fees.  Except for possible fees owed to Raymond James and Associates for which Sellers will have sole responsibility, Sellers have incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement, and, if any such obligation or liability exists, it shall remain an obligation of Sellers, and Buyer shall have no responsibility therefor.

(I)                                   Imbalances.  Except as set forth on Exhibit 7.1(I) or for normal pipeline imbalances that are adjusted by the pipeline each month, there are no wellhead imbalances or other imbalances attributable to the Assets as of the Effective Time which would be a liability to or require payment from Buyer to a third party.

(J)                                   Preferential Rights.  Exhibit 7.1(J) lists all preferential rights to purchase (“Preferential Rights”) attributable or with respect to any of the Assets and applicable to the transaction contemplated hereby.

(K)                              Consents. Except as declared on Exhibit 7.1(K) there are no material required consents, approvals or authorizations (“Consent” or “Consents”) from  any person or entity (excluding any of the foregoing customarily obtained following Closing), in each case, that are applicable to the transactions contemplated hereby.  Provided, however, the failure to declare a Consent from any person or entity shall be deemed to be a Title Defect and not a breach of a representation or warranty made in this Agreement if the existence thereof is known to Buyer prior to Closing.

(L)                                Taxes.  All ad valorem, property, production, severance and similar Taxes and assessments based on or measured by the ownership of property comprising the Assets or the production or removal of hydrocarbons or the receipt of proceeds therefrom (including applicable escheatment requirements) have been timely paid when due and are not in arrears.  There are no Tax liens with respect to any of the Assets.

(M)                            Non-Foreign Representation.  None of the Sellers is a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in Internal Revenue Code and Income Tax Regulations).

(N)                               Leases.  To the best of Sellers’ knowledge, the Leases have been maintained according to their terms, are in compliance in all material respects with the agreements to which the Leases are subject, are presently in full force and effect, and there has not occurred any event, fact or circumstance which, with the lapse of time or the giving of notice, or both, would constitute such a breach or default of the leases on behalf of the Sellers or with respect to any other parties.

(O)                               Hydrocarbon Sales Contracts.  Except as set forth on Exhibit 7.1(O), no hydrocarbons produced from the Assets are subject to a sales contract other than division orders or sales agreements terminable on no more than ninety (90) days notice.  Proceeds from the sale of hydrocarbons produced from the Assets are being received in all respects by Sellers in a timely manner and are not being held in suspense by the purchaser for any reason.  To Sellers’ knowledge, Sellers are presently receiving a price for all production from, or attributable to, each Asset covered by a hydrocarbon sales contract in accordance with the terms of such contract.

(P)                                 Material Contracts.  Exhibit 7.1(P) lists all of the contracts and agreements that (i) are required to operate and maintain the Assets, including without limitation operating agreements, pooling agreements, unitization agreements, gathering, treatment and processing agreements, and farm-out and farm-in agreements, (ii) involve expenditures by or revenues to Sellers in the aggregate in excess of $150,000 or (iii) are confidentiality agreements or agreements relating to areas of mutual interest (“Material Contracts”).  All Material Contracts are in full force and effect and Sellers are not in default with respect to any of the obligations thereunder.

(Q)                               Tax Partnerships and Other Entities.  None of the Assets are held in any arrangement that is reported as a partnership for federal, state, or local income or franchise tax purposes or are otherwise treated as an interest in any entity for such purposes, provided, however, that this shall not be deemed to be a representation of the Tax status of any Seller.

(R)                               Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Sellers’ knowledge, threatened against Sellers or any affiliate of Sellers.

(S)                                 Royalty Payments.  Except as noted in Exhibit 7.1(S), all royalties, including shut-in royalties, overriding royalties and other royalties or similar burdens on production with respect to the Assets that have become due and payable by Sellers as of the Effective Time have been duly paid (other than royalties or other burdens held in escrow or suspense accounts).  .

(T)                                Environmental Matters.  To Sellers’ knowledge, as of the date of this Agreement, (i) there is no condition relating to the Assets that constitutes a material violation of or would reasonably be expected to give rise to a material remediation obligation of the operator of the Assets under Environmental Laws; and (ii) Sellers have not received any written notice of material violation of or a material remediation obligation under any Environmental Laws by any governmental authority or other person relating to the Assets where such violation or remediation obligation has not been previously cured or otherwise remedied.

(U)                               Compliance with Laws.  Sellers’ operation of the Assets has been in accordance in all material respects with all laws, orders, rules and regulations of all governmental authorities having or asserting jurisdiction relating to the ownership and operation of the Assets, including the production of all hydrocarbons attributable to the Assets.  All necessary material governmental certificates, consents, permits, licenses or other authorizations with regard to Sellers’ ownership or operation of the Assets have been obtained and no violations exist or have been recorded in respect of such licenses, permits or authorizations, since the Effective Time, and Sellers have not received any written notice of any such violation.

(V)                               Wells.  There are no Wells that constitute a part of the Assets (i) in respect of which Sellers have received an order from any governmental authority or other person requiring that such Well be plugged and abandoned, or (ii) that are neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with applicable law, that have not been plugged and abandoned in accordance with applicable law.  To Sellers’ knowledge, all Wells have been drilled and completed within the boundaries of all applicable Leases, the applicable Contracts and pooling or unit orders.  To Sellers’ knowledge, no Well is subject to penalties on allowables after the Effective Time because of overproduction.

(W)                            Non-Consent.  Sellers have not failed to elect to participate in any operation or activity proposed with respect to the Assets that could result in any of Sellers’ interest in any Asset becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity.

(X)                               Drilling Obligations.  Except as set forth on Exhibit 7.1(X), or to the extent of those obligations previously fulfilled by Sellers or any of its predecessors, none of the Leases or any applicable Contract contain express provisions obligating Sellers to drill any Wells on the Assets (other than provisions requiring optional drilling a condition of maintaining or earning all or a portion of a presently non-producing Lease).

(Y)                               Suspense Funds.  Exhibit 7.1(Y) lists (i) all funds held in suspense by Sellers as of the date hereof that are attributable to the Assets, (ii) a description of the source of such funds and the reason they are being held in suspense and (iii) if known, the name or names of the Persons claiming such funds or to whom such funds are owed.

(Z)                                Payout Balance.  As of the Effective Time, the total project payout balance for the Assets, as defined in the Participation Agreement referenced in Section 11.5, is not more than Sixty Seven Million Sixty Three Thousand Four Hundred Sixty Seven Dollars and Thirty Eight Cents ($67,063,467.38).

7.2                               Scope of Representations of Sellers.

Information About the Assets.  Except as expressly set forth in this Agreement and in the Assignment and Bill of Sale, Sellers disclaim all liability and responsibility for any representation, warranty, statements or communications (orally or in writing) to Buyer, including any information contained in any opinion, information or advice that may have been provided to Buyer by any employee, officer, director, agent, consultant, engineer or engineering firm, trustee, representative, investment banker, financial advisor, partner, member, beneficiary, stockholder or contractor of Sellers wherever and however made, including those made in any data room or internet site and any supplements or amendments thereto or during any negotiations with respect to this Agreement or any confidentiality agreement previously executed by the Parties with respect to the Assets.  EXCEPT AS SET FORTH IN THIS AGREEMENT AND THE ASSIGNMENT AND BILL OF SALE, SELLERS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS; (ii) THE PRESENCE, QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS, INCLUDING WITHOUT LIMITATION SEISMIC DATA AND SELLERS’ INTERPRETATION AND OTHER ANALYSIS THEREOF; (iii) THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS, INCLUDING WITHOUT LIMITATION PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (iv) IMBALANCE OR PAYOUT ACCOUNT INFORMATION, ALLOWABLES, OR OTHER REGULATORY MATTERS; (v) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE ASSETS; (vi) THE ENVIRONMENTAL CONDITION OF THE ASSETS; (vii) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR; (viii) THE TAX ATTRIBUTES OF ANY ASSET; (ix) THE TRANSFER OF THE OPERATOR DUTIES TO BUYER; OR (x) ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY INFORMATION OR MATERIAL FURNISHED TO BUYER BY SELLERS OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS.  ANY DATA, INFORMATION OR OTHER RECORDS FURNISHED BY SELLERS ARE PROVIDED TO BUYER AS A CONVENIENCE AND BUYER’S RELIANCE ON OR USE OF THE SAME IS AT BUYER’S SOLE RISK.

8.                                      REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer’s Representations and Warranties.  Buyer represents and warrants as follows:

(A)                               Status of Formation.  Buyer is a limited liability company, duly formed, validly existing and in good standing under the laws of the state of Delaware.

(B)                               Authority.  Buyer has the power and authority to enter into this Agreement, to carry out the transactions contemplated hereby and to undertake all of the obligations of Buyer set out in this Agreement.

(C)                               Validity of Obligations.  The execution, delivery and performance of this Agreement and the performance of the transactions contemplated by this Agreement will not in any respect violate, nor be in conflict with, any provision of Buyer’s partnership agreement or other governing documents, or any agreement or instrument to which Buyer is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer (subject to governmental consents and approvals customarily obtained after the Closing).  This Agreement constitutes legal, valid and binding obligations of Buyer, enforceable in accordance with its terms.

(D)                               Qualification and Bonding.  At Closing, Buyer shall be in compliance with the bonding and liability insurance requirements of all applicable state or federal laws or regulations applicable to the Assets and that at Closing it will be qualified to own any federal, Indian or state oil and gas leases that constitute part of the Assets.

(E)                                Non-Security Acquisition.  Buyer intends to acquire the Assets for its own benefit and account and is not acquiring said Assets with the intent of distributing fractional undivided interests thereof such as would be subject to regulation by federal or state securities laws.

(F)                                 Financing.  At Closing, Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price to Sellers at the Closing.

(G)                               Brokers’ Fees.  Buyer has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement, and, if any such obligation or liability exists, it shall remain an obligation of Buyer, and Sellers shall have no responsibility therefor.

(H)                              Independent Investigation.  Buyer has, or by Closing will have, made its own independent investigation, analysis and evaluation of the transactions contemplated by this Agreement (including Buyer’s own estimate and appraisal of the extent and value of Sellers’ Oil and Gas reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks and liabilities associated with the acquisition of the Assets).  Buyer has had, or will have prior to Closing, access to all information necessary to perform its investigation and has not relied upon any representation by Sellers other than those expressly set forth in this Agreement.

(I)                                   Waiver of Deceptive Trade Practices Acts.  BUYER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES ACT SECTION 17.41 et seq., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS, AND UNDER SIMILAR STATUTES ADOPTED IN OTHER STATES, TO THE EXTENT THEY HAVE APPLICABILITY TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  AFTER CONSULTATION WITH AN ATTORNEY OF ITS SELECTION, BUYER CONSENTS TO THIS WAIVER.

9.                                      CERTAIN AGREEMENTS OF SELLERS.  Sellers agree and covenant that, unless Buyer shall have otherwise agreed in writing, the following provisions shall apply:

9.1                               Maintenance of Assets.  From the date of this Agreement until Closing, Sellers agree that, for any Wells which are operated by a Seller, Sellers shall:

(A)                               Administer and operate the Wells in accordance with the applicable operating agreements.

(B)                               Not introduce any new methods of management, operation or accounting with respect to any or all of the Assets, or, except in the ordinary course of business and as is consistent with past practice, file, amend, or revoke any material form or return with respect to Taxes relating to any or all of the Assets.

(C)                               Use commercially reasonable efforts to maintain and keep the Assets in full force and effect; and fulfill all contractual or other covenants, obligations and conditions imposed upon Sellers with respect to the Assets, including, but not limited to, payment of royalties, delay rentals, shut-in gas royalties and any and all other required payments.

(D)                               Except as set forth on Exhibit 9.1(D) and to the extent necessary or advisable to avoid forfeiture or penalties, not enter into agreements to drill new wells or to rework, plug back, deepen, plug or abandon any Well, nor commence any drilling, reworking or completing or other operations on the Leases which requires expenditures exceeding One Hundred Fifty Thousand Dollars ($150,000.00) (net to Sellers’ interest) for each operation (except for emergency operations and operations required under presently existing contractual obligations) without obtaining the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned); provided that the terms of this paragraph (D) shall not apply to any expenditures of Sellers which will not be charged to Buyer.

(E)                                Not voluntarily relinquish its position as operator to anyone other than Buyer with respect to any of the Wells or Leases or voluntarily abandon any of the Wells or Leases other than as required pursuant to the terms of a Lease or by regulation.

(F)                                 Not without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned) (i) enter into any agreement or arrangement transferring, selling or encumbering any of the Assets (other than ordinary course sales of production); (ii) grant any preferential or other right to purchase or agree to require the consent of any party not otherwise required to consent to the transfer and assignment of the Assets to Buyer; (iii) enter into any new sales contracts or supply contracts which cannot be cancelled upon sixty (60) days prior notice; or (iv) incur or agree to incur any contractual obligation or liability (absolute or contingent) with respect to the Assets except as otherwise provided herein.

(G)                               To the extent known to Sellers, provide Buyer with written notice of (i) any claims, demands, suits or actions made against Sellers which materially affect the Assets; or (ii) any proposal from a third party to engage in any material transaction (e.g., a farmout) with respect to the Assets.

(H)                              Maintain current insurance covering the Assets until Closing.

(I)                                   Provide prompt notice to Buyer of any notice received by Sellers of a default, claim, obligation or suit which affects any of the Assets.

9.2                               Consents.  Sellers shall exercise commercially reasonable efforts to obtain all such permissions, approvals and consents by governmental authorities and others which are reasonably obtainable by Closing and are required to vest good and marketable title to the Assets in Buyer or as may be otherwise reasonably requested by Buyer.  Sellers will execute all necessary or appropriate transfer orders (or letters in lieu thereof) designating Buyer as the appropriate party for payment effective as of the Effective Time.  The failure to obtain such permission, approval or consent shall be deemed a Title Defect with respect to the Asset affected and shall not otherwise be grounds for the failure of Buyer to Close or terminate this Agreement.

9.3                               Records and Contracts.  Sellers shall have the right to make and retain copies of the Records and Contracts as Sellers may desire prior to the delivery of the

Records and Contracts to Buyer.  Sellers will deliver to Buyer all Records and Contracts as soon as practicable, but in no event more than thirty (30) days after Closing.  Buyer, for a period of three (3) years after the Closing Date, shall make available to Sellers (at the location of such Records and Contracts in Buyer’s organization) access to such Records and Contracts as Buyer may have in its possession (or to which it may have access) upon written request of Sellers, during normal business hours; provided, however, that Buyer shall not be liable to Sellers for the loss of any Records or Contracts by reason of clerical error or inadvertent loss or destruction of Records or Contracts.

9.4                               Preferential Rights.

(A)                               Chalker, on behalf of Sellers, agrees that it will request from the holders of Preferential Rights as identified in Exhibit 7.1(J) (and in accordance with the documents creating such rights), execution of waivers of each Preferential Right.

(B)                               If the holder of a Preferential Right exercises such right, Sellers shall tender to such party the required interest in the affected Asset at a price equal to the Allocated Value (reduced appropriately, as determined by mutual agreement of Buyer and Sellers, if less than the entire Asset must be tendered), and to the extent that such Preferential Right is exercised and such interest in such Asset is actually sold to the party so exercising such right, such interest shall be excluded from the transaction contemplated hereby and the Base Purchase Price will be adjusted downward by the Allocated Value for such interest.

(C)                               If, on the Closing Date, the holder of a Preferential Right has not indicated whether or not it will exercise such Preferential Right and the time period within which the holder of the Preferential Right must exercise its right has not lapsed, then the Parties shall proceed with Closing on those Assets not affected by the Preferential Right and adjust the Base Purchase Price downward by the Allocated Value of such Asset.  Upon receipt of waiver of such Preferential Right or lapse of time within which to exercise same, Sellers shall convey the Asset to the Buyer and Buyer shall tender to Sellers the Allocated Value attributable to such Asset.

9.5                               Financial Statements.  For a period of twenty four (24) months following the Closing Date, at the request of Buyer, each of Chalker and Raptor, or their successors, shall assist Buyer in the preparation of audited statements of revenues and direct operating expenses for the Assets for up to the most recent three (3) fiscal years ending prior to the Closing Date and all notes and schedules related thereto (including a footnote satisfying the requirements of FAS 69) in accordance with the rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), together with any quarterly or interim period statement of revenues and direct operating expenses (in accordance with the rules and regulations adopted by the SEC) (collectively, the “Statements of Revenues and Expenses”).  If requested by Buyer’s external auditor (“Auditor”), each of Chalker and Raptor shall execute and deliver to Auditor such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit or are the subject of a review pursuant to Statement of Auditing Standards 100 (Interim Financial Information), as may be reasonably requested by Auditor, with respect to the Statements of Revenue and Expenses; provided, however, that Buyer shall provide customary indemnity for any officer of Chalker or Raptor executing and delivering such representation letters to Auditor.  Chalker will provide suitable electronic detail in the form of lease operating statements by adequately supporting all statements provided.  Buyer shall bear all fees charged by Auditor, including those reasonable and necessary fees and expenses incurred by Chalker or Raptor to comply with the requirements provided for in this paragraph, if any.  Sellers and Buyer shall sign an engagement letter for Auditor and provide such information as may be reasonably requested from time to time by Auditor.  Sellers shall reasonably cooperate in the completion of such audit and delivery of the Statements of Revenue and Expenses to Buyer as soon as reasonably practicable following the request therefor by Buyer.

10.                               CERTAIN AGREEMENTS OF BUYER.  Buyer agrees and covenants that unless Sellers shall have consented otherwise in writing, the following provisions shall apply:

10.1                        Plugging Obligation.  Buyer shall perform and assume all liability for the necessary and proper plugging and abandonment of all Wells.

10.2                        Plugging Bond.  Buyer has and will maintain the necessary bonds or letters of credit as required by the state in which the Leases are located for the plugging of all Wells.

10.3                        Sellers’ Logos.  Commencing no later than sixty (60) days after Closing, Buyer shall promptly cover or cause to be covered by decals or new signage any names and marks used by Sellers, and all variations and derivatives thereof and logos relating thereto, from the Assets and shall not thereafter make any use whatsoever of such names, marks and logos.

11.                               CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.  All obligations of Buyer under this Agreement are, at Buyer’s election, subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

11.1                        No Litigation.  At the Closing, no suit, action or other proceeding shall be pending before any court or governmental agency which attempts to prevent the occurrence of the transactions contemplated by this Agreement.

11.2                        Representations and Warranties.  All representations and warranties of Sellers contained in this Agreement shall be true in all material respects as of the Closing as if such representations and warranties were made as of the Closing Date (except for those representations or warranties that are expressly made only as of another specific date, which representations and warranties shall be true in all material respects as of such other date) and Sellers shall have performed and satisfied in all material respects all covenants and fulfilled all conditions required by this Agreement to be performed and satisfied by Sellers at or prior to the Closing.

11.3                        Outstanding Preferential Rights and Consents.  There shall be no unwaived or outstanding Preferential Rights or Consents, except for such Preferential Rights and Consents that pertain to Assets with a cumulative Allocated Value that total less than 20% of the Base Purchase Price.

11.4                        Transfer of Operatorship.  Effective as of the Closing, Buyer shall be named the successor operator of all the Assets currently operated by any Seller, as such matter is controlled by the applicable joint operating agreements and governmental regulations.

11.5                        Raptor Amendment.  Raptor Petroleum, LLC (“Raptor”), shall have executed and delivered to Buyer an amendment to that certain Participation Agreement dated as of February 15, 2010, between Raptor and Buyer in the form attached hereto as Exhibit 11.5.

12.                               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS.  All obligations of Sellers under this Agreement are, at Sellers’ election, subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

12.1                        No Litigation.  At the Closing, no suit, action or other proceeding shall be pending before any court or governmental agency which attempts to prevent the occurrence of the transactions contemplated by this Agreement.

12.2                        Representations and Warranties.  All representations and warranties of Buyer contained in this Agreement shall be true in all material respects as of the Closing, as if such representations and warranties were made as of the Closing Date (except for those representations and warranties that are expressly made only as of another specific date, which representations and warranties shall be true in all material respects as of such other date) and Buyer shall have performed and satisfied in all material respects all covenants and fulfilled all conditions required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

13.                               TERMINATION.

13.1                        Causes of Termination.  This Agreement and the transactions contemplated herein may be terminated:

(A)                               At any time by mutual consent of the Parties;

(B)                               By either Party if the Closing shall not have occurred by December 31, 2012, despite the good faith reasonable efforts of the Parties, and if the Party desiring to terminate is not in breach of this Agreement, provided, however, such December 31, 2012, date shall not apply to any Asset for which Closing has been deferred pursuant to the terms of this Agreement;

(C)                               By either Party if the cumulative total reduction in the Base Purchase Price due to Title Defects (net of any Title Benefits), Adverse Environmental Conditions and Casualty Loss exceeds fifteen percent (15%) of the Base Purchase Price;

(D)                               By Buyer if, on the Closing Date, any of the conditions set forth in Section 11 hereof shall not have been satisfied or waived by Buyer;

(E)                                By Sellers if, on the Closing Date, any of the conditions set forth in Section 12 hereof shall not have been satisfied or waived by Sellers;

provided in the case of (D) or (E), a Party shall not be entitled to terminate under such subsections if Closing has failed to occur because such Party failed to perform or observe in any material respect its covenants or agreements or is in breach of its representations or warranties under this Agreement.

13.2                        Effect of Termination.  In the event of the termination of this Agreement pursuant to the provisions of this Section 13 or elsewhere in this Agreement, except as provided in Section 13.3, this Agreement shall become void and have no further force and effect and, except for the indemnities provided for in Sections 6.2(B) and 14.3, any breach of this Agreement prior to such termination and any continuing confidentiality requirement, neither Party shall have any further right, duty or liability to the other hereunder.  Upon termination, Buyer agrees to use its best efforts to return to Sellers or destroy, all materials, documents and copies thereof provided, obtained or discovered in the course of any due diligence investigations.  If this Agreement is terminated by Buyer pursuant to Section 13.1(A), 13.1(B), 13.1(C), or 13.1(D), the Earnest Money shall be returned to Buyer and such return shall be Buyer’s sole remedy for Sellers’ breach of this Agreement.  In the event Sellers terminate this Agreement pursuant to Section 13.1(E), and Sellers elect to retain the Earnest Money, the Earnest Money will be retained by Sellers as liquidated damages in lieu of all other damages, except to the extent Sellers obtain specific performance as set forth in Section 2.2, in which case the Earnest Money will be applied to the Purchase Price.

13.3                        Buyer’s Hedges. Sellers acknowledge that in connection with the execution and delivery of this Agreement Buyer will be entering into hedging transactions at current NYMEX strip prices for the quantities of hydrocarbons set forth in Exhibit 13.3 (the “Buyer Hedges”).  In the event on the Closing Date all conditions to the obligations of Sellers to close have been satisfied or waived and Sellers fail or refuse to close, Sellers shall promptly pay to Buyer (in addition to any other damages that Buyer may be entitled to receive) the aggregate cost to Buyer for the termination or unwinding of the Buyer Hedges.

14.                               INDEMNIFICATION.

14.1                        INDEMNIFICATION BY SELLERS.  UPON CLOSING, SELLERS SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS BUYER, ITS PARENT AND SUBSIDIARY COMPANIES, AND EACH OF THEIR RESPECTIVE PARTNERS, MEMBERS, MANAGERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND OTHER REPRESENTATIVES (THE “BUYER GROUP”) FROM AND AGAINST THE FOLLOWING:

(A)                               MISREPRESENTATIONS.  ALL CLAIMS, DEMANDS, LIABILITIES, JUDGMENTS, TAXES, LOSSES AND REASONABLE COSTS, EXPENSES AND REASONABLE ATTORNEYS’ FEES (INDIVIDUALLY A “LOSS” AND COLLECTIVELY, THE “LOSSES”) ARISING FROM THE BREACH BY SELLERS OF ANY REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT THAT SURVIVES CLOSING;

(B)                               BREACH OF COVENANTS.  ALL LOSSES ARISING FROM THE BREACH BY SELLERS OF ANY COVENANT SET FORTH IN THIS AGREEMENT;

(C)                               RETAINED LIABILITIES.  ALL LOSSES ARISING FROM THE RETAINED LIABILITIES; AND

(D)                               TITLE MATTERS.  ALL LOSSES ARISING OUT OF ANY BREACH BY SELLERS OF SELLERS’ LIMITED WARRANTY OF TITLE CONTAINED IN SECTION 5.2(A).

(E)                                Notwithstanding the above, the following limitations shall apply to Sellers’ indemnification obligations:

(i)            Sellers shall not be obligated to indemnify Buyer for any Loss under Section 14.1(A) unless Buyer has delivered a written notice of such Loss within one (1) year after Closing; provided that this limitation shall not apply in respect of breach of the representations contained in Section 7.1(A), (B), (C), (H), (L), (M), or (Q) (each as “Fundamental Rep”).

(ii)           The indemnification obligations of Sellers pursuant to this Agreement shall be limited to actual Losses and shall not include incidental, consequential, indirect, punitive, or exemplary Losses or damages;

(iii)          Sellers’ aggregate liabilities and obligations under Section 14(A) shall not exceed twenty percent (20%) of the Base Purchase Price, provided that this limitation shall not apply to breaches of any Fundamental Rep;

(iv)          Sellers shall have no liability or obligation for any Losses under Section 14(A), unless and until the aggregate Losses for which Buyer is entitled to recover under this Agreement exceeds two and one half percent (2.5%) of the Base Purchase Price (the “Threshold Amount”); provided, however, once such amount exceeds the Threshold Amount, the Buyer Group will be entitled to recover all amounts to which they are entitled in excess of the Threshold Amount; provided, further, that this limitation shall not apply in respect of breach of the representations contained in Section 7.1 (H), (L), (M), or (Q);

(v)           Sellers shall have no liability in excess of the Allocated Value for an Asset, less any prior adjustments to the Base Purchase Price, for any Losses associated with the claim that Sellers do not have good and marketable title associated with a particular Asset;

(vi)          The amount of Losses required to be paid by Sellers to indemnify Buyer pursuant to this Agreement shall be reduced to the extent of any amounts actually received by Buyer pursuant to the terms of the insurance policies (if any) covering such claim; and

(vii)         Buyer acknowledges and agrees that the indemnification provisions in this Section 14 and the termination rights and obligations in Section 13 shall be the exclusive remedies of Buyer with respect to the transactions contemplated by this Agreement.

14.2                        INDEMNIFICATION BY BUYER.  UPON CLOSING, BUYER SHALL TO THE FULLEST EXTENT PERMITTED BY LAW, RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS SELLERS GROUP FROM AND AGAINST THE FOLLOWING:

(A)                               MISREPRESENTATIONS.  ALL LOSSES ARISING FROM THE BREACH BY BUYER OF ANY REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT;

(B)                               BREACH OF COVENANTS.  ALL LOSSES ARISING FROM THE BREACH BY BUYER OF ANY COVENANT SET FORTH IN THIS AGREEMENT;

(C)                               OWNERSHIP AND OPERATION.  ALL LOSSES ARISING FROM THE ASSUMED LIABILITIES, AND THE OWNERSHIP AND

OPERATION OF THE ASSETS FROM AND AFTER THE EFFECTIVE TIME;

(D)                               ENVIRONMENTAL LIABILITIES.  EXCEPT FOR THE RETAINED LIABILITIES, ALL ENVIRONMENTAL LIABILITIES, REGARDLESS OF WHEN SUCH ENVIRONMENTAL LIABILITIES AROSE OR ACCRUED, INCLUDING ANY PLUGGING AND ABANDONMENT OBLIGATIONS, WHETHER SUCH RIGHTS AND REMEDIES ARE PURSUANT TO COMMON LAW, STATUTE OR OTHERWISE.

14.3                        PHYSICAL INSPECTION.  BUYER INDEMNIFIES AND AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS THE SELLERS GROUP FROM AND AGAINST ANY AND ALL LOSSES ARISING FROM BUYER’S INSPECTING AND OBSERVING THE ASSETS, INCLUDING (A) LOSSES FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF THE BUYER, ITS CONTRACTORS, AGENTS, CONSULTANTS AND REPRESENTATIVES, AND DAMAGE TO THE PROPERTY OF BUYER OR OTHERS ACTING ON BEHALF OF BUYER; AND (B) LOSSES FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF THE SELLERS GROUP OR THIRD PARTIES, AND DAMAGE TO THE PROPERTY OF THE SELLERS GROUP OR THIRD PARTIES, PROVIDED, HOWEVER, THE BUYER WILL HAVE NO RESPONSIBILITY TO INDEMNIFY THE SELLERS GROUP HEREUNDER WITH RESPECT TO ANY LOSS THAT ARISES OUT OF OR IS ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF THE SELLERS GROUP.  THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE SELLERS GROUP FROM AND AGAINST LOSSES ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE CONDITION OF THE ASSETS OR THE SELLERS GROUP’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR FAULT.

14.4                        Notification.  As soon as reasonably practical after obtaining knowledge thereof, the indemnified Party shall notify the indemnifying Party of any claim or demand which the indemnified Party has determined has given or could give rise to a claim for indemnification under this Section 14.  Such notice shall specify the agreement, representation or warranty with respect to which the claim is made, the facts giving rise to the claim and the alleged basis for the claim, and the amount (to the extent then determinable) of liability for which indemnity is asserted.  In the event any action, suit or proceeding is brought with respect to which a Party may be liable under this Section 14, the defense of the action, suit or proceeding (including all settlement negotiations and arbitration, trial, appeal, or other proceeding) shall be at the discretion of and conducted by the indemnifying Party.  If an indemnified Party shall settle any such action, suit or proceeding without the written consent of the indemnifying Party (which consent shall not be unreasonably withheld), the right of the indemnified Party to make any claim against the indemnifying Party on account of such settlement shall be deemed conclusively denied.  An indemnified Party shall have the right to be represented by its own counsel at its own expense in any such action, suit or proceeding, and if an indemnified Party is named as the defendant in any action, suit or proceeding, it shall be entitled to have its own counsel and defend such action, suit or proceeding with respect to itself at its own expense.  Subject to the foregoing provisions of this Section 14, neither Party shall, without the other Party’s written consent, settle, compromise, confess judgment or permit judgment by default in any action, suit or proceeding if such action would create or attach any liability or obligation to the other Party.  The Parties agree to make available to each other, and to their respective counsel and accountants, all information and documents reasonably available to them which relate to any action, suit or proceeding, and the Parties agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

14.5                        Escrow Claims.

(A)                               Subject to the applicable limitations set forth in this Section 14, any amounts due to Buyer Group under Section 14.1 for the recovery of indemnifiable Losses may, at Buyer’s option, be satisfied from the Indemnity Escrow Fund or directly from Sellers.

(B)                               In the event Sellers do not dispute a claim for indemnification made by a member of Buyer Group that pursuant to Section 14.5(A) Buyer has elected to be satisfied from the Indemnity Escrow Fund (in whole or in part), Chalker and Buyer shall provide written instructions to the Escrow Agent in accordance with the Escrow Agreement to disburse to Buyer the amount of the undisputed claim.  Upon final determination of liability (or a settlement between the Parties) with respect to any claim for indemnification made by any member of Buyer Group that pursuant to Section 14.5(A) Buyer has elected to be satisfied from the Indemnity Escrow Fund (in whole or in part), Chalker and Buyer shall provide written instructions to the Escrow Agent to disburse to Buyer the amount determined by such final determination or settlement to be due and which amount is then remaining in the Indemnity Escrow Fund.

(C)                               On the 180th day following the Closing Date (not counting the Closing Date but counting such 180th day), Buyer and Chalker shall instruct the Escrow Agent to release to an account designated by Chalker, or, if any Sellers instruct Chalker in writing as to their proportionate share, to one or more accounts as instructed by Sellers, from the Indemnity Escrow Fund an amount equal to two-thirds (2/3) of the original amount of the Indemnity Escrow Fund minus the aggregate amount of prior disbursements and the aggregate amount of all unsatisfied claims for indemnification that Buyer Group has made against the Indemnity Escrow Fund on or before such 180th day pursuant to Section 14.

(D)                               On the first anniversary of the Closing Date, Buyer and Chalker shall instruct the Escrow Agent to release to an account designated by Chalker, or, if any Sellers instruct Chalker in writing as to their proportionate share, to one or more accounts as instructed by Sellers, of the positive difference (if any) between the then-remaining amount of the Indemnity Escrow Fund minus the aggregate amount of all unsatisfied claims for indemnification that Buyer Group has made on or before the date of such first anniversary against the Indemnity Escrow Fund.  Any amount remaining in the Indemnity Escrow Fund for such unsatisfied claims shall remain in escrow until a final determination of liability (or a settlement between the parties) with respect to such claims is made pursuant to this Agreement.

(E)                                In all other cases where a Party is entitled to a payment from the Escrow Account, Chalker and Buyer shall jointly instruct the Escrow Agent to make such payment to the Party or Parties entitled thereto.

15.                               MISCELLANEOUS.

15.1                        Casualty Loss.

(A)                               An event of casualty means volcanic eruptions, acts of God, terrorist action, fire, explosion, earthquake, wind storm, flood, drought, condemnation, the exercise of any right of eminent domain, confiscation and seizure (a “Casualty”).  A Casualty does not include depletion due to normal production and depreciation or failure of equipment or casing.

(B)                               If, prior to Closing, a Casualty occurs (or Casualties occur) which results in a reduction in the value of the Assets (“Casualty Loss”), and the Agreement is not terminated pursuant to Section 13.1(c), then this Agreement shall remain in full force and effect notwithstanding any such Casualty Loss, and, upon agreement of the Parties, (i) Sellers may retain such Asset and such Asset shall be the subject of an adjustment to the Base Purchase Price in the same manner set forth in Section 5.5 hereof, or (ii) if Buyer agrees, at the Closing, Sellers shall pay to Buyer all sums paid to Sellers by reason of such Casualty Loss; provided, however, that the Base Purchase Price shall not be adjusted by reason of such payment, and Sellers shall assign, transfer and set over unto Buyer all of the right, title and interest of Sellers in and to such Asset and any unpaid awards or other payments arising out of such Casualty Loss.

(C)                               For purposes of determining the diminution in value of an Asset as a result of a Casualty Loss, the Parties shall use the same methodology as applied in determining the diminution in value of an Asset as a result of a Title Defect as set forth in Section 5.

15.2                        Confidentiality.

(A)                               Prior to Closing, to the extent not already public, Buyer shall exercise all due diligence in safeguarding and maintaining secure all engineering, geological and geophysical data, seismic data, reports and maps, the results and findings of Buyer with regard to its due diligence associated with the Assets (including without limitation with regard to due diligence associated with environmental and title matters) and other data relating to the Assets (collectively, the “Confidential Information”).  Buyer acknowledges that, prior to Closing, all Confidential Information shall be treated as confidential and shall not be disclosed to third parties without the prior written consent of Sellers.

(B)                               In the event of termination of this Agreement for any reason, Buyer shall not use or knowingly permit others to use such Confidential Information in a manner detrimental to Sellers, and will not disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, except to Sellers or to a governmental agency pursuant to a valid subpoena or other order or pursuant to applicable governmental regulations, rules or statutes.

(C)                               The undertaking of confidentiality shall not diminish or take precedence over any separate confidentiality agreement between the Parties, including the Confidentiality Agreement.  Should this Agreement terminate, such separate confidentiality agreement shall remain in full force and effect.

15.3                        Competition.  Buyer acknowledges that Sellers may presently own interests or have leads, prospects, information or ideas on properties or leaseholds adjacent to, adjoining or in the vicinity of the Assets.  Unless otherwise expressly agreed to in writing, Sellers shall not be prohibited in any way from competing with Buyer or pursuing any activity or business opportunity on property not being transferred to Buyer pursuant to this Agreement.

15.4                        Notice.  Unless otherwise specifically provided herein, any notice, request, demand, or consent required or permitted to be given hereunder shall be in writing and delivered in person or by certified letter, with return receipt requested or by prepaid overnight delivery service, or by facsimile addressed to the Party for whom intended at the following addresses:

SELLERS:

Chalker Energy Partners III, LLC

Attn:       Douglas G. Krenek, President

777 Walker Street, Suite 2520

Houston, Texas 77002

Tel:         713-586-6858

Fax:        713-586-6859

Email:    doug@chalkerenergy.com

With a copy to:

Greenberg Traurig, LLP

Attn:       Douglas C. Atnipp

1000 Louisiana Street, Suite 1700

Houston, Texas 77002

Tel:         713-374-3515

Fax:        713-754-7515

Email:    atnippd@gtlaw.com

BUYER:

Jones Energy Holdings, LLC

Attn:       Jody Crook

807 Las Cimas Parkway

Suite 350

Austin, TX  78746

Tel:         512-328-2953 x 245

Fax:        512-328-5394

Email:    jcrook@jonesenergy.com

With a copy to:

Baker Botts LLP

Attn:       Mike Bengtson

98 San Jacinto Blvd

Suite 1500

Austin, TX  78701

Tel:         512-322-2661

Fax:        512-322-8349

Email:    mike.bengtson@bakerbotts.com

or at such other address as any of the above shall specify by like notice to the other.  All notices shall be deemed to have been duly given at the time of receipt by the Party to whom such notice is addressed.

15.5                        Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement  without the prior review and prior written approval of the other Party (which approval will not be unreasonably withheld); provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its or its affiliates’ publicly-traded securities (in which case the disclosing Party shall use all reasonable efforts to advise the other Party, and give the other Party an opportunity to comment on the proposed disclosure, prior to making the disclosure).

15.6                        Personnel.  Without the other Party’s prior written consent, for a period of twelve (12) months from the Effective Time, neither Party will directly or indirectly solicit for employment any person who is now employed by the other Party or its affiliates in an executive, management, technical or professional position; provided, however, the foregoing restriction shall not apply to circumstances where a Party’s employees are responding to public solicitation for employment by the other Party.

15.7                        Compliance with Express Negligence Test.  THE PARTIES AGREE THAT THE INDEMNIFICATION OBLIGATIONS OF THE INDEMNIFYING PARTY SHALL BE WITHOUT REGARD TO THE NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNIFIED PERSON(S), WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, CONCURRENT OR SOLE.

15.8                        Governing Law and Dispute Resolution.  THIS AGREEMENT IS GOVERNED BY AND MUST BE CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT MIGHT APPLY THE LAW OF ANOTHER JURISDICTION.  Any dispute under this Agreement and all claims, counterclaims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach of any such provision or in any way relating to the subject matter of this Agreement or the relationship between the Parties created by this Agreement, involving the Parties and/or their respective representatives (all of which are referred to herein as “Disputes”), even though some or all of such Disputes allegedly are extra-contractual in nature, whether such Disputes sound in contract, tort, or otherwise, at law or in equity, under State or federal law, whether provided by statute or the common law, for damages or any other relief, shall be resolved by binding arbitration in accordance with this Section 15.8.

(A)                               The validity, construction, and interpretation of this Section 15.8, and all procedural aspects of the arbitration conducted pursuant to this Section 15.8, including but not limited to, the determination of the issues that are subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of “fraud in the inducement” to enter into this Agreement, or this arbitration provision, allegations of waiver, laches, delay or other defenses to arbitrability, and the rules governing the conduct of the arbitration shall be decided by the arbitrators.  The arbitration shall be administered by the American Arbitration Association (the “AAA”), and shall be conducted pursuant to the Commercial Arbitration Rules of the AAA, as modified by the Agreement.  In deciding the substance of the Parties’ Disputes, the arbitrators shall refer to the substantive laws of the State of Texas for guidance (excluding Texas choice-of-law principles that might call for the application of some other state’s law).  Notwithstanding any other provision in this Section 15.8 to the contrary, the Parties expressly agree that the arbitrators shall have absolutely no authority to award consequential, incidental, special, treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Texas law, the law of any other state, or federal law, or under the Commercial Arbitration Rules of the AAA, the Parties hereby waiving their right, if any, to recover consequential, incidental, special, treble, exemplary or punitive damages in connection with any such Disputes.

(B)                               The arbitration proceeding shall be conducted in Houston, Texas, before a panel of three arbitrators appointed in accordance with the Commercial Arbitration Rules of the AAA consisting of persons from any of the following categories:  (i) attorneys having practiced in the area of oil and gas law for at least ten years, (ii) engineers with at least ten years of experience in the oil and gas industry, or (iii) certified public accountants with at least ten years of experience in the oil and gas industry dealing with joint interest billings; provided, however, that if the dispute relates solely to the final accounting statement or any other predominantly accounting issue, all three arbitrators chosen shall be accountants as set forth in the preceding clause (iii).  The arbitrators shall conduct a hearing as soon as reasonably practicable after appointment of the third arbitrator, and a final decision completely disposing of all Disputes that are the subject of the arbitration proceedings shall be rendered by the arbitrators within thirty (30) days after the hearing, to the extent reasonably practicable.  The arbitrators’ ultimate decision after final hearing shall be in writing.  In case the arbitrators award monetary damages to either Party, the arbitrators shall certify in their award that they have not included any consequential, incidental, special, treble, exemplary or punitive damages.

(C)                               The arbitrators shall designate a prevailing Party in their final award.  Pursuant to this determination, the arbitrators shall award to the prevailing Party its reasonable attorneys’ fees, costs and expenses of the arbitration (including the arbitrators’ fees and expenses) in full.

(D)          To the fullest extent permitted by law, the arbitration proceeding and the arbitrators’ award shall be maintained in confidence by the Parties.

(E)           The award of the arbitrators shall be binding upon the parties and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

15.9                        Exhibits.  The Exhibits attached to this Agreement are incorporated into and made a part of this Agreement.

15.10                 Fees, Expenses, Taxes and Recording.

(A)          Each Party shall be solely responsible for all costs and expenses incurred by it in connection with this transaction (including, but not limited to fees and expenses of its counsel and accountants) and shall not be entitled to any reimbursements from the other Party, except as otherwise provided in this Agreement.

(B)          Buyer shall file all necessary Tax returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees, and, if required by applicable law, Sellers shall join in the execution of any such Tax returns and other documentation.  Notwithstanding anything set forth in this Agreement to the contrary, Buyer shall pay any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby.  Buyer and Sellers shall cooperate, to the extent possible, in qualifying the transactions contemplated by this Agreement for exemption from such Taxes.

(C)          Buyer shall, at its own cost, promptly record all instruments of conveyance and sale in the appropriate office of the state and county in which the lands covered by such instrument are located.  Buyer shall promptly file for and obtain the necessary approval of all federal, Indian, tribal or state government agencies to the assignment of the Assets.  The assignment of any state, federal or Indian tribal oil and gas leases shall be filed in the appropriate governmental offices on a form required and in compliance with the applicable rules of the applicable government agencies.  Buyer shall supply Sellers with a true and accurate photocopy reflecting the recording information of all the recorded and filed assignments within a reasonable period of time after their recording and filing.

15.11                 Assignment.  This Agreement or any part hereof may not be assigned by a Party without the prior written consent of the other Parties; provided, however, upon notice to the other Parties, a Party shall have the right to assign all or part of its rights (but none of its obligations) under this Agreement in order to qualify transfer of the Assets as a “like-kind” exchange for federal tax purposes.  Subject to the foregoing, this Agreement is binding upon the Parties hereto and their respective successors and assigns.

15.12                 Entire Agreement.  This Agreement constitutes the entire agreement reached by the Parties with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter, except that the Confidentiality Agreement dated October 2, 2012, between the Parties (the “Confidentiality Agreement”), and incorporated by reference herein, shall remain in full force and effect in accordance with its terms through and until the Closing.  The Parties agree that this Agreement is made subject to the terms of the Confidentiality Agreement.

15.13                 Severability.  In the event that any one or more covenants, clauses or provisions of this Agreement shall be held invalid or illegal, such invalidity or unenforceability shall not affect any other provisions of this Agreement.

15.14                 Captions.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

15.15                 Counterpart Execution.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

15.16                 Waiver of Certain Damages.  Each of the Parties hereby waives and agrees not to seek consequential or punitive damages with respect to any claim, controversy, or dispute arising out of or relating to this Agreement or the breach thereof.

15.17                 Amendments and Waivers.  This Agreement may not be modified or amended except by an instrument in writing signed by the Parties.  Any Party hereto may, only by an instrument in writing, waive compliance by another Party with any term or provision of this Agreement on the part of such other Party hereto to be performed or complied with.  The waiver by any Party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

15.18                 Chalker as Agent.  Buyer acknowledges that Chalker shall serve as agent for the Sellers for the following limited purposes in the administration of this Agreement.  Chalker, at its sole discretion, will exclusively negotiate the terms and conditions of this Agreement including any exhibits and any ancillary documents thereto.  Chalker shall have the authority to receive all notices as required hereunder on behalf of Sellers prior to Closing.  Sellers agree that Chalker may so act on their behalf, and further agree that Chalker shall have no liability to them with respect to their actions in such capacity in the absence of bad faith or willful misconduct.  Sellers further agree that, unless otherwise specifically provided herein, Buyer shall have no obligation to notify Sellers other than Chalker with respect to such matters, and Sellers hereby agree to be bound by the actions of Chalker in all respects in connection with such matters.  Sellers will execute such further instruments and take such further actions as may be necessary or advisable from time to time to carry out the intentions of the parties set forth herein. To the extent notice or other written communication is required to or from Sellers as provided for in this Agreement, all Parties hereto agree that Chalker shall act as agent for the Sellers prior to Closing.  Chalker shall act as agent for Sellers for purposes of Buyer’s payment of and entitlement to the Earnest Money, the Purchase Price, except as otherwise instructed by any individual Seller pursuant to Section 3.3(A), and any funds held in escrow pursuant to the Escrow Agreement.  Chalker shall retain and not distribute the Earnest Money until Closing or termination of this Agreement, as applicable.

15.19                 Right to Set Off.  Buyer shall have the right to set off any amounts owed by any Seller to Buyer against any amounts owed by Buyer to such Seller or that Buyer may hold on behalf of such Seller, including any amounts held by Buyer on behalf of such Seller under a joint interest account.

[Signatures begin on the following page]

Executed as of the day and year first above written.

SELLERS:

CHALKER ENERGY PARTNERS III, LLC

By:	/s/ Doug G. Krenek
Doug G. Krenek, President

BMW INVESTMENTS, L.P.

By:	BMW Ventures, LLC,
its General Partner

By:	/s/ Wesley J. Mahone
Wesley J. Mahone, President

ARK-LA-TEX PROPERTY INVESTMENTS, LP

By:	Ark-La-Tex Property Management, LLC, it General Partner

By:	/s/ Wesley J. Mahone
Wesley J. Mahone, President

R. BYRON ROACH, TRUSTEE, LLC

By:	/s/ R. Byron Roach
R. Byron Roach, Managing Member

REMORA OIL & GAS, LLC

By:	/s/ Edward Kremer
Edward Kremer, President

SELLERS:

RAPTOR PETROLEUM, LLC

By:	/s/ Dustin Faulkner
Dustin Faulkner, Director of Operations

EASTERN REDBUD, LLC

By:	/s/ Jason Perkins
Jason Perkins, Manager

MICHAEL FAULKNER

By:	/s/ Michael Faulkner
Michael Faulkner

JIMMY SUTTON

By:	/s/ Jimmy Sutton
Jimmy Sutton

VICENERGY, LLC

By:	/s/ Daniel Victor
Daniel Victor, Manager

TERRA GEOLOGICAL, LLC

By:	/s/ Chris Faulkner
Chris Faulkner, President

SELLERS:

JERRY CAYLOR

By:	/s/ Jerry Caylor
Jerry Caylor

LARRY CAYLOR

By:	/s/ Larry Caylor
Larry Caylor

JOHN TALLEY

By:	/s/ John Talley
John Talley

ERICKSON RESOURCES, LLC

By:	/s/ Eric Erickson
Eric Erickson, President

1ST AMENDMENT TO THE RICHARD E. AND BETTY V. KREMER LIVING TRUST DATED 1/3/2002

By:	/s/ John G. Kremer
John G. Kremer, Trustee

RUSSELL L. ROACH

By:	/s/ Russell L. Roach
Russell L. Roach

SELLERS:

M&D EXPLORATION, LLC

By:	/s/ Mark Warren
Mark Warren, President

JOE D. NOBLES

By:	/s/ Joe D. Nobles
Joe D. Nobles

BUYER:

JONES ENERGY HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ Jon R. Jones, Jr.
Jon R. Jones, Jr.
Chief Executive Officer